Exhibit 10.82

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

License Agreement

By and Between

Amgen Inc.

and

Takeda Pharmaceutical Company Limited

Dated

February 1, 2008

CONFIDENTIAL

Table of Contents

1 DEFINITIONS	1

2 COLLABORATION SCOPE AND GOVERNANCE	9

3 GRANT OF LICENSE	13

4 DEVELOPMENT AND REGULATORY APPROVAL	17

5 COMMERCIALIZATION	23

6 LICENSEE AND AMGEN INDICATIONS; ACTIVITIES OUTSIDE THE COLLABORATION	24

7 MANUFACTURE AND SUPPLY	26

8 PAYMENT	27

9 INTELLECTUAL PROPERTY	32

10 CONFIDENTIALITY AND PUBLICATIONS	34

11 REPRESENTATIONS, WARRANTIES AND COVENANTS	38

12 LIMITATIONS OF LIABILITY; INSURANCE	40

13 INDEMNIFICATION	40

14 TERM AND TERMINATION	42

15 CHANGE OF CONTROL	43

16 MISCELLANEOUS	43

SCHEDULES

CONFIDENTIAL

License Agreement

Preamble

This License Agreement (this “Agreement”) is entered into as of the 1st day of February, 2008 (the “Effective Date”) by and between Amgen Inc., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799, U.S.A. (“Amgen”), and Takeda Pharmaceutical Company Limited, a Japanese corporation having its principal place of business at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (“Licensee”). Amgen and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Amgen is a global biotechnology company that conducts pharmaceutical research, development, manufacturing and commercialization;

WHEREAS, Amgen is developing a number of products for the treatment of various diseases and conditions;

WHEREAS, Amgen’s subsidiary, Amgen K.K., has previously conducted development activities in the Territory (as defined below);

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into the Sale and Purchase Agreement whereby Amgen shall sell, and Licensee shall purchase, all of the outstanding capital stock of Amgen K.K.;

WHEREAS, Licensee has existing development and commercialization capabilities in the Territory and will, subsequent to the closing of the transactions contemplated in the Sale and Purchase Agreement, have the additional development capabilities of Amgen K.K.;

WHEREAS, Amgen wishes to partner with Licensee, and Licensee wishes to partner with Amgen, in each case with respect to the development and commercialization of the Licensed Products in the Licensee Indications in the Territory (each as defined below) in accordance with the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1.	“Affiliate” shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a Party, for so long as such control exists. For the purposes of this Section 1.1 (“Affiliate”), “control” shall mean: (i) in the case of any corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for the election of directors thereof; or (ii) in the case of any non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity or income interest therein.

1.2.	“Agreement” shall have the meaning set forth in the Preamble.

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1.3.	“[*] Product” shall mean a [*] for which Amgen has the exclusive rights to develop and commercialize in North America, Europe and the Territory, and that is being developed for [*] and as its intended therapeutic mechanism of action targets the relevant receptor or ligand for such Distracting Product (as described on the Distracting Products Schedule).

1.4.	“[*]” or “[*]” shall mean, with respect to a commercial presentation of a Licensed Product, the unit-volume-weighted average of: (a) the [*] for the [*] presentation during the Term pursuant to the relevant [*]; (b) the [*] for such presentation where Licensee [*] such presentation [*] in accordance with this Agreement and the relevant [*]; and (c) the [*] by Licensee to [*] engaged by Licensee in accordance with this Agreement that [*] to Licensee in accordance with this Agreement and the relevant [*] is calculated without reference to any payments associated with [*]. An example of calculation of the foregoing is set forth on the Royalty Calculation Schedule.

1.5.	“Amgen” shall have the meaning set forth in the Preamble.

1.6.	“Amgen Development Costs” shall mean Amgen’s (and its Affiliates’) fully-burdened, world-wide development costs [*] related to development of a Licensed Product, as more specifically set forth in the Development Costs Schedule.

1.7.	“Amgen Development Data” shall mean the preclinical and clinical data generated by or on the behalf of Amgen or its Affiliates (both within and outside the Territory) in the course of its preclinical and clinical development of a Licensed Product, both before and after[*] of this Agreement.

1.8.	“Amgen Indemnitees” shall have the meaning set forth in Section 13.1 (Indemnity).

1.9.	“Amgen Indication” shall have the meaning set forth in Section 6.7.2 (Amgen Developed Indications).

1.10.	“Amgen K.K.” shall mean Amgen Kabushiki Kaisha, a Japanese corporation.

1.11.	“Annual Maximum” shall have the meaning set forth in Section 8.9.3 (Payment Caps).

1.12.	“Bundle” shall mean a Licensed Product sold together with another pharmaceutical compound for a single price.

1.13.	“[*]Quarter” shall mean a three-month period beginning on[*].

1.14.	“[*]Year” shall mean a one-year period beginning on [*]and ending on[*].

1.15.	“Change of Control” shall mean, with respect to Licensee, the occurrence of any of the following events: [*]

1.16.	“Claims” shall have the meaning set forth in Section 13.1 (Indemnity).

1.17.	“Collaboration” shall have the meaning set forth in Section 2.1 (Conduct of the Collaboration).

1.18.	“Commercialization Committee” shall mean the committee established by the Parties to oversee and coordinate the commercialization of a particular Licensed Product in the Territory.

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1.19.	“Confidential Information” shall have the meaning set forth in Section 10.1 (Confidentiality; Exceptions).

1.20.	“Contract Interest Rate” shall mean [*]%) plus the [*] rate effective for the date [*], as published by The Wall Street Journal, Eastern U.S. Edition, on the date [*](or, if unavailable on such date, [*]on which such rate is available), or, if lower, the maximum rate permitted by Law.

1.21.	“Control” shall mean, with respect to any Information or intellectual property, that the applicable Party owns or has a license to such Information or intellectual property and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such Information or intellectual property as set forth herein without violating the terms of any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and license or sublicense, or requiring any payment (whether or not then due and payable) under any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and license or sublicense.

1.22.	“Developed [*]” shall mean a [*] having a [*] not consisting primarily of [*] that is either obtained through Licensee’s discovery research activities (whether exclusively internal or in collaboration with a Third Party) or where the rights to such [*] were controlled by a [*] at the time [*].

1.23.	“Development Committee” shall mean the committee established by the Parties to oversee and coordinate the development of a particular Licensed Product in the Territory.

1.24.	“Distracting Product”, with respect to each Licensed Product, shall have the meaning set forth on the Distracting Products Schedule.

1.25.	“Distracting Program” shall mean the [*] or [*], in the Territory, of any Distracting Product. [*].

1.26.	“Distracting Transaction” shall mean any transaction entered into by Licensee or its Affiliate after [*] whereby a Third Party that is engaged in a Distracting Program becomes an Affiliate of Licensee.

1.27.	“Distracting Transaction Affiliates” shall mean those entities that are or would become Affiliates of Licensee by virtue of a Distracting Transaction.

1.28.	“Divest” shall mean, with respect to any Distracting Program, the sale, exclusive license or other transfer of all of the right, title and interest in and to such Distracting Program, including technology, Information, intellectual property and other assets materially relating thereto, to an independent Third Party, without the retention or reservation of any rights or interest (other than solely an economic interest) in such Distracting Program by the relevant Party or its Affiliates.

1.29.	“Effective Date” shall have the meaning set forth in the Preamble.

1.30.	“Ex-Territory Distracting Affiliates” shall mean those entities that are or would become Affiliates of Licensee by virtue of an Ex-Territory Distracting Transaction.

1.31.	“Ex-Territory Distracting Program” shall mean any development, commercialization or manufacture of a Distracting Product intended for use or sale (or actually used or

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sold) outside the Territory or intended for import (or actually imported) outside the Territory.

1.32.	“Ex-Territory Distracting Transaction” shall mean any transaction entered into by Licensee or its Affiliate after [*] whereby a Third Party that is engaged in an Ex-Territory Distracting Program becomes an Affiliate of Licensee.

1.33.	“Federal Court” shall have the meaning set forth in Section 16.11 (Jurisdiction and Venue).

1.34.	“First Commercial Sale” shall mean the first sale of a Licensed Product following Regulatory Approval by or on the behalf of Licensee, its Affiliate or sublicensees.

1.35.	“Force Majeure” shall have the meaning set forth in Section 16.8 (Force Majeure).

1.36.	“FTE” shall mean the equivalent of the work of one employee full time for one year (consisting of at least a total of [*] weeks or [*] hours per year (excluding vacations and holidays)). Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.37.	“FTE Rate” shall mean [*] per full-time employee per year (as of [*]), increasing by [*]%) of the then-current FTE Rate on [*].

1.38.	“GAAP” shall mean either Japanese or U.S. generally accepted accounting principles, consistently applied, as used by a Party to record the relevant transaction.

1.39.	“Governmental Authority” shall mean any government administrative agency, commission or other governmental authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental regulatory body.

1.40.	“Indemnified Party” shall have the meaning set forth in Section 13.2 (Claim for Indemnification).

1.41.	“Indemnifying Party” shall have the meaning set forth in Section 13.2 (Claim for Indemnification).

1.42.	“Information” shall mean all tangible and intangible techniques, information, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms.

1.43.	“Initiation” of a clinical trial or to “Initiate” a clinical trial shall mean the first dosing of a human subject with a Licensed Product in such trial.

1.44.	“Joint Patents” shall mean any invention, patent or patent application jointly owned by the Parties pursuant to Section 9.1 (Ownership).

1.45.	“Key Event” shall have the meaning set forth in Section 6.2 (Key Event Time Frames).

1.46.	“Law” shall mean, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

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1.47.	“Licensed Amgen Know-How” shall mean Information in Amgen’s (or its Affiliate’s) possession and Control, as of [*] or thereafter during the Term, that is reasonably necessary for Licensee to develop or commercialize a Licensed Product in the Licensee Indications in the Territory. Licensed Amgen Know-How shall include Amgen Development Data that is reasonably necessary for Licensee to develop or commercialize a Licensed Product in the Licensee Indications in the Territory. Licensed Amgen Know-How does not include Amgen manufacturing information. Licensed Amgen Know-How shall include Information known to the employees of Amgen K.K. as of the date of the consummation of the transactions contemplated in the Sale and Purchase Agreement that is reasonably necessary for Licensee to develop or commercialize a Licensed Product in the Licensee Indications in the Territory.

1.48.	“Licensed Amgen Patents” shall mean those patents and patent applications set forth on the Licensed Amgen Patents Schedule, as well as any continuation, divisional, substitution, continuations-in-part, reissue, reexamination, provisional and converted provisional application thereof, [*] For purposes of determining whether a patent application falls within this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.

1.49.	“Licensed Amgen Trademarks” shall mean any trademark rights Controlled by Amgen in the Territory on or after [*] and corresponding to any trademarks adopted by Amgen for use with a Licensed Product in a Licensee Indication outside the Territory (not including any corporate or house marks, and not including any such marks to the extent such marks would conflict with any right of any Third Party inside the Territory).

1.50.	“Licensed Licensee Know-How” shall mean Information in Licensee’s (or its Affiliate’s) possession and Control, as of [*] or thereafter during the Term, that is reasonably necessary for Amgen to develop, manufacture or commercialize a Licensed Product within or outside the Territory in any indication. Licensed Licensee Know-How shall include Licensee Development Data that is reasonably necessary for Amgen to develop, manufacture or commercialize a Licensed Product within or outside the Territory in any indication.

1.51.	“Licensed Licensee Patents” shall mean those patents and patent applications owned or Controlled by Licensee or its Affiliate (including an interest in a patent or Joint Patent pursuant to Section 9.1 (Ownership))[*] For purposes of determining whether a patent application falls within this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.

1.52.	“Licensed Licensee Trademarks” shall mean any trademarks adopted by Licensee for use with a Licensed Product in the Territory in the Licensee Indications (not including any corporate or house marks).

1.53.	“Licensed Product” shall mean any one of the pharmaceutical products listed on the Licensed Products Schedule.

1.54.	“Licensee” shall have the meaning set forth in the Preamble.

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1.55.	“Licensee Assumed Item” shall have the meaning set forth in Section 9.2.1.2 (Licensee Secondary Prosecution).

1.56.	“Licensee Development Data” shall mean the preclinical and clinical data generated by or on behalf of Licensee or its Affiliates in the course of its preclinical (if any) and clinical development of a Licensed Product, on or after [*].

1.57.	“Licensee Indemnitees” shall have the meaning set forth in Section 13.1 (Indemnity).

1.58.	“Licensee Indications” shall mean with respect to each Licensed Product, the treatment, palliation, prevention or prophylaxis of disease in humans with respect only to: (i) those specific indications (e.g., third-line metastatic colorectal cancer) that, as of [*], are the subject of clinical development by Amgen or for which Amgen has received Regulatory Approval with respect to such Licensed Product outside the Territory; and (ii) any other specific indications that are added with respect to such Licensed Product pursuant to Section 6.7 (Additional Indications). For the avoidance of doubt, Licensee Indications does not include Amgen Indications.

1.59.	“Licensee Product” shall have the meaning set forth in Section 3.9 (Right of First Discussion).

1.60.	“Losses” shall have the meaning set forth in Section 13.1 (Indemnity).

1.61.	“MHLW” shall mean the Japanese Ministry of Health, Labour and Welfare, and any successor agency thereto.

1.62.	“Net Sales” shall mean with respect to a given period, the gross invoiced sales price for a Licensed Product sold by or on behalf of Licensee, its Affiliates or licensees hereunder to Third Parties (not including Licensee’s Affiliates, unless and to the extent such Affiliate is the end-user of such a Licensed Product) during such period (plus any additional consideration received by Licensee, its Affiliates or licensees with respect to such Licensed Product sold), less the total of the following charges or expenses, as determined in accordance with GAAP:

1.62.1.	Trade, cash, prompt payment and quantity discounts;

1.62.2.	Returns, allowances, rebates, chargebacks and payments to government agencies;

1.62.3.	Retroactive price reductions;

1.62.4.	Fees paid to distributors, wholesalers, selling agents (excluding any sales representatives of a Party or any of its Affiliates), group purchasing organizations and managed care entities;

1.62.5.	Credits and allowances for product replacement, whether cash or trade; and

1.62.6.	Non-recoverable sales taxes, excise taxes, tariffs and duties (excluding taxes when assessed on income derived from sales);

in each case, to the extent related to sales of a Licensed Product in a Licensee Indication in the Territory and actually given.

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1.63.	“Ongoing Studies” shall mean those clinical studies that are being undertaken by Amgen as of [*] utilizing Amgen K.K. in the Territory, including those set forth on the Ongoing Studies Schedule.

1.64.	“Party/Parties” shall have the meaning set forth in the Preamble.

1.65.	“Patent Matters” shall have the meaning set forth in Section 9.2.1.1 (Amgen Primary Prosecution).

1.66.	“Phase I Trial” shall mean, with respect to the United States, any human clinical trial, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as required under 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, an equivalent clinical study.

1.67.	“Phase II Trial” shall mean, with respect to the United States, any human clinical trial conducted in the specific patient population with the disease or condition of interest intended to be studied in a Phase III Trial for the purposes of preliminary assessment of safety and efficacy in the indication being studied, and selection of the dose regimen(s) to be studied in a Phase III Trial, as described under 21 C.F.R. §312.21(b), and that, if the defined end-points are met, is sufficient to allow the Initiation of a Phase III Trial in the indication being studied, or, with respect to a jurisdiction other than the United States, an equivalent clinical study.

1.68.	“Phase III Trial” shall mean, with respect to the United States, any human clinical trial, that, if the defined end-points are met, is intended to be a pivotal trial for obtaining Regulatory Approval in the indication being studied or to otherwise establish safety and efficacy in patients with the indication being studied for purposes of filing for Regulatory Approval with the United States Food and Drug Administration (or its successor) as required under 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, an equivalent clinical study. In the event that a human clinical trial that would otherwise meet the definition of a Phase II Trial would, if the defined end-points are met, be sufficient to obtain Regulatory Approval in the indication being studied then, for the purposes of this Agreement, such trial shall be considered a Phase III Trial.

1.69.	“Pricing Approval” with respect to a Licensed Product in the Territory shall mean initial assignment, and any subsequent amendments thereto from time to time, of a Japanese National Health Insurance drug price for such Licensed Product.

1.70.	“Prior Agreement” shall have the meaning set forth in Section 10.6 (Prior Agreement).

1.71.	“[*]” shall mean: (i) with respect to a Licensed Product for which [*] outside the Territory, that Amgen, its Affiliates, and other licensees have [*] related to North America and Europe for a [*]; and (ii) with respect to a Licensed Product for which [*] outside the Territory, Amgen, its Affiliates, and other licensees have [*] such Licensed Product outside the Territory.

1.72.	“[*]” shall mean, with respect to a Licensed Product, that (i) a [*] has continued for at least [*] with respect to such Licensed Product; and (ii) Amgen, its Affiliates and licensees have not [*] such Licensed Product will be [*].

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1.73.	“Publishing Party” shall have the meaning set forth in Section 10.7.3 (Oversight and Review).

1.74.	“Quarterly Maximum” shall have the meaning set forth in Section 8.9.4 (Maximum Payments).

1.75.	“Reasonably Diligent Efforts” shall mean, with respect to Licensee and a particular Licensed Product, the application of a level of resources, efforts and urgency to develop and commercialize such Licensed Product consistent with Licensee’s practices in pursuing the development and commercialization of its other high-value pharmaceutical products in light of its characteristic features, target indication, competitiveness and sales volume, but in no event less than the high professional standards and level commonly applied by other pharmaceutical companies to their high-value pharmaceutical products. [*].

1.76.	“Recall” means a “recall” (as per Article 70 of the Japanese Pharmaceutical Affairs Law) or “market withdrawal” (as per Article 77-4-3 of the Japanese Pharmaceutical Affairs Law) of a Licensed Product or any lots thereof.

1.77.	“Recoveries” shall mean all cash amounts (plus the fair market value of all non-cash consideration) received by a Party from a Third Party in connection with the final judgment, award or settlement of any enforcement with respect to any Licensed Amgen Patent, Licensed Amgen Trademark, Licensed Amgen Know-How, Licensed Licensee Know-How, Licensed Licensee Trademark or Joint Patent, each of the foregoing with respect to Licensed Products in Licensee Indications in the Territory.

1.78.	“Regulatory Approval” shall mean the product-specific approvals from Governmental Authorities necessary for the distribution and sale of a Licensed Product.

1.79.	“Regulatory Filing” shall mean any filing with any Governmental Authority with respect to the development, marketing, commercialization or reimbursement of a Licensed Product.

1.80.	“Reviewing Party” shall have the meaning set forth in Section 10.7.3 (Oversight and Review).

1.81.	“Secondary Publication” shall have the meaning set forth in Section 10.7.1 (In Territory).

1.82.	“Sites” shall have the meaning set forth in Section 4.15 (Transition of Ongoing Studies).

1.83.	“SOPs” shall have the meaning set forth in Section 4.13 (Recalls).

1.84.	“SPC” shall mean any patent term extension or related extension of rights, including supplementary protection certificates and similar rights.

1.85.	“State Court” shall have the meaning set forth in Section 16.11 (Jurisdiction and Venue).

1.86.	“Steering Committee” shall mean the committee established by the Parties to oversee and coordinate their activities hereunder, and to ensure appropriate communication and oversight by the Parties.

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1.87.	“Sale and Purchase Agreement” shall mean that certain Sale and Purchase Agreement between the Parties dated as of the date hereof.

1.88.	“Taxes” shall mean any tax, excise or duty, other than taxes upon income.

1.89.	“Term” shall mean the period beginning on [*] and ending upon the termination of this Agreement pursuant to Article 14 (Term and Termination).

1.90.	“Termination Date” shall have the meaning set forth in Section 14.3.1 (General).

1.91.	“Territory” shall mean Japan.

1.92.	“Territory IP” shall have the meaning set forth in Section 9.4.1 (In Territory).

1.93.	“Territory Patents and Trademarks” shall have the meaning set forth in Section 9.2.1.1 ([*]).

1.94.	“Third Party” shall mean any entity other than a Party or an Affiliate of a Party.

1.95.	“Transition Period” shall have the meaning set forth in Section 14.5 (Transition Period).

1.96.	“VAT” shall mean any value added tax.

1.97.	“Vectibix” shall mean Amgen’s proprietary anti-EGFr monoclonal antibody known in the U.S. as Vectibix™ .

2.	COLLABORATION SCOPE AND GOVERNANCE

2.1.	Conduct of the Collaboration. The Parties shall cooperate to develop and commercialize the Licensed Products in the Licensee Indications in the Territory, in accordance with the terms and conditions of this Agreement (the “Collaboration”).

2.2.	Ex-Territory Activities. The Parties acknowledge that no rights are granted hereunder to Licensee with respect to any country outside the Territory. Licensee shall not research, develop, manufacture or commercialize any Licensed Product outside the Territory without the express prior written consent of Amgen. Amgen shall have the sole right to research, develop, manufacture and commercialize the Licensed Products outside the Territory.

2.3.	Governance. The Collaboration shall be governed by a Steering Committee, which shall oversee the activities of the Parties hereunder generally, and by a Development Committee and a Commercialization Committee for each Licensed Product, which shall coordinate and oversee the development and commercialization, respectively, of Licensed Products in the Territory. The Steering Committee and each Development Committee shall be formed promptly following [*]. Each Commercialization Committee shall be formed promptly following [*] for Licensed Products which have already Initiated one or more Phase III Trials in the Territory. For all other Licensed Products, the relevant Commercialization Committee shall be formed promptly following Initiation of the first Phase III Trial in the Territory for such Licensed Product.

2.4.	Membership. Unless otherwise agreed by the Parties, each of the Development and Commercialization Committees shall be comprised of [*] members appointed by

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Amgen, and [*] members appointed by Licensee. Each such committee shall be led by [*] co-chairs, [*] appointed by each of the Parties. Unless otherwise mutually agreed by the Parties, the Steering Committee shall be comprised of [*] member appointed by Amgen and [*] member appointed by Licensee. Each of the committees shall have the right to delegate any of its responsibilities to one or more subcommittees as it determines appropriate.

2.5.	Replacement of Members. Each Party shall have the right to replace its committee members or co-chairs by written notice to the other Party. In the event any committee member or co-chair becomes unwilling or unable to fulfill his or her duties hereunder, the Party that appointed such member shall promptly appoint a replacement by written notice to the other Party.

2.6.	Input from other Personnel. Any committee member shall have the right to solicit input or assistance from any other personnel of the Party that appointed such member.

2.7.	No Authority to Amend or Modify. Notwithstanding anything herein to the contrary, no committee shall have any authority to amend, modify or waive compliance with this Agreement.

2.8.	Steering Committee. The Steering Committee shall be responsible for overseeing the Parties’ conduct of the Collaboration generally, and for ensuring an appropriate level of oversight of the Collaboration.

2.8.1.	Meetings. The Steering Committee shall meet [*] in person, via teleconference or videoconference or otherwise (with at least [*] meeting per [*] Year being in person), or as otherwise agreed by the Parties. Any in-person meetings shall be held on an alternating basis between Licensee’s and Amgen’s facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend Steering Committee meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings as reasonably required to resolve particular matters requested by such Party by at least [*] days written notice to the member appointed by the other Party. All Steering Committee meetings must have the member appointed by each Party in attendance.

2.8.2.	Reporting. Each Party shall keep the Steering Committee fully and promptly informed of progress and results of activities for which it is responsible or that it is permitted to conduct hereunder through its member on the Steering Committee and as otherwise provided herein. Each Party shall fully inform the Steering Committee with respect to all relevant facts and activities regarding any Licensed Product reasonably requested by any member thereof.

2.8.3.	Decision Making. The Steering Committee shall make decisions by consensus.

2.9.

Development Committee. With respect to each Licensed Product in the Territory, the applicable Development Committee shall be responsible for: (i) reviewing and approving development plans (and changes thereto) prior to adoption of such plans (or changes) by Licensee; (ii) providing for communication and discussion between the

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Parties to optimize the efficacy and safety of the development of the applicable Licensed Product in the Territory; (iii) reviewing and monitoring the activities and progress against the development plans, including site enrollment, patient enrollment, progress of trials and data received; (iv) communicating with the applicable Commercialization Committee(s) regarding the interrelationship between development activities and potential commercialization; and (v) communicating with the Parties regarding all of the foregoing.

2.9.1.	Meetings. Each Development Committee shall meet [*] in person, via teleconference or videoconference or otherwise (with at least [*] meetings per [*] Year being in person), more frequently as may be required by ongoing development activities, or as otherwise agreed by the Parties. Any in-person meetings shall be held on an alternating basis between Licensee’s and Amgen’s facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend Development Committee meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings as reasonably required to resolve particular matters requested by such Party by at least [*] days written notice to the co-chair appointed by the other Party. All committee meetings must have at least [*] member appointed by each Party in attendance.

2.9.2.	Reporting. Each Party shall keep the relevant Development Committee fully and promptly informed of progress and results of development activities for which it is responsible or that it is permitted to conduct hereunder through its members on such Development Committee and as otherwise provided herein, including by promptly providing copies of all clinical data and results for Licensed Products as reasonably requested by the other Party. Each Party shall fully inform the applicable Development Committee with respect to all relevant facts and activities regarding any Licensed Product development matter reasonably requested by any member thereof. At least [*] days prior to the first meeting of each Development Committee of each [*] Quarter, each Party shall deliver to such Development Committee a written summary of development activities conducted hereunder and material clinical data and results received by each such Party since the last such report, in each case with respect to the applicable Licensed Product(s).

2.9.3.	Development Plans. At least [*] days prior to the first meeting of each Development Committee of each [*] Year, Licensee shall provide each such Development Committee a copy of its proposed development plan for the relevant Licensed Product in the Territory for the next [*] for the Development Committee’s review, comment and approval. In addition, should Licensee seek to make material changes to an approved development plan, then at least [*] days prior to the next meeting of the relevant Development Committee it shall provide the Development Committee any proposed changes to the previously approved development plan for the Development Committee’s approval.

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2.9.4.	Decision Making. Each Development Committee shall strive to reach consensus on decisions, taking into account the views of each committee member. In the event the Development Committee fails to reach consensus, the committee [*] determination unless [*] reasonably likely to [*] on Amgen’s [*] Licensed Product [*], in which case the committee [*]determination.

2.10.	Commercialization Committee. With respect to each Licensed Product in the Territory, the applicable Commercialization Committee shall be responsible for: (i) reviewing and approving commercialization plans (and changes thereto) prior to adoption of such plans (or changes) by Licensee; (ii) communicating with the applicable Development Committee(s) regarding the interrelationship between development activities and potential commercialization; (iii) reviewing and monitoring the activities and progress against the commercialization plans; (iv) establishing appropriate processes for coordinating review of promotional materials to ensure compliance with Law and industry best practices; (v) overseeing the trademark and publication strategies; and (vi) communicating with the Parties regarding all of the foregoing.

2.10.1.	Meetings. Each Commercialization Committee shall meet [*] in person, via teleconference or videoconference or otherwise (with at least [*] meetings per [*] Year being in person), more frequently as may be required by ongoing commercialization activities, or as otherwise agreed by the Parties. Any in-person meetings shall be held on an alternating basis between Licensee’s and Amgen’s facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend Commercialization Committee meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings as reasonably required to resolve particular matters requested by such Party by at least [*] days written notice to the co-chair appointed by the other Party. All committee meetings must have at least [*] member appointed by each Party in attendance.

2.10.2.	Reporting. Each Party shall keep the relevant Commercialization Committee fully and promptly informed of progress and results of commercialization activities in the Territory for which it is responsible or that it is permitted to conduct hereunder through its members on the Commercialization Committee and as otherwise provided herein. Each Party shall fully inform the Commercialization Committee with respect to all relevant facts and activities regarding any Licensed Product commercialization matter reasonably requested by any member thereof. For each Commercialization Committee, at least [*] days prior to the first Commercialization Committee meeting of each [*] Quarter, each Party shall deliver to the Commercialization Committee a written summary of commercialization activities conducted hereunder by each such Party since the last such report.

2.10.3.

Commercialization Plans. At least [*] days prior to the first meeting of each Commercialization Committee of each [*] Year, Licensee shall provide each such Commercialization Committee a copy of its proposed commercialization

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plan for the relevant Licensed Product in the Territory for the next [*] for the Commercialization Committee’s review, comment and approval (either by indication or for all indications for which it is responsible in the Territory). In addition, should Licensee seek to make material changes to an approved commercialization plan, then at least [*] days prior to the next meeting of the relevant Commercialization Committee it shall provide the Commercialization Committee any proposed changes to the previously approved commercialization plan for the Commercialization Committee’s approval.

2.10.4.	Decision Making. Each Commercialization Committee shall strive to reach consensus on decisions, taking into account the views of each committee member. In the event a committee fails to reach consensus, the committee [*] determination unless [*] reasonably likely to [*] on Amgen’s [*] of the applicable Licensed Product [*], in which case the committee [*] determination.

2.10.5.	Right to Terminate Participation. Amgen shall have the right to terminate its participation in any or all of the committees contemplated pursuant to this Article 2 (Collaboration Scope and Governance) by [*] days prior written notice to Licensee. In the event of such termination, matters subject to the collaboration and oversight of the relevant Committees shall be dealt with directly between Amgen and Licensee. All information that was to be provided by a Party to a committee that has been terminated shall instead provide such information (in the same time frames as previously required) directly to the other Party. With respect to any matter under the purview of the terminated Committee(s) that was subject to a final determination by Amgen’s or Licensee’s committee members, such matter shall instead be subject to the final determination of Amgen or Licensee, respectively.

3.	GRANT OF LICENSE

3.1.	Licensed Amgen Patents. Amgen hereby grants Licensee an exclusive right and license under the Licensed Amgen Patents during the Term, subject to the terms and conditions hereof, solely to develop, commercialize, use and sell Licensed Products only in the Licensee Indications in the Territory. Such license (and such exclusivity) is only with respect to the Licensed Products in the Licensee Indications in the Territory. Such license shall include the right to sublicense only as set forth in Section 3.5 (Licensee Sublicensing).

3.2.	Licensed Amgen Know-How. Amgen hereby grants Licensee an exclusive right and license during the Term, subject to the terms and conditions hereof, to utilize the Licensed Amgen Know-How solely for the purpose of supporting its development, commercialization, use and sale of Licensed Products only in the Licensee Indications in the Territory. Such license (and such exclusivity) is only with respect to the Licensed Products in the Licensee Indications in the Territory. Such license shall include the right to sublicense only as set forth in Section 3.5 (Licensee Sublicensing).

3.3.

[*]. In addition to the rights granted to Licensee pursuant to Sections 3.1 (Licensed Amgen Patents) and 3.2 (Licensed Amgen Know-How), Amgen hereby grants Licensee [*] during the Term under certain [*], subject to the terms and conditions hereof, solely

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to develop, commercialize, use and sell Licensed Products only in the Licensee Indications in the Territory. The [*] with respect to each Licensed Product are detailed on the [*] and shall be subject to the restrictions and conditions set forth therein. Such [*] shall include the right to [*] only as set forth in [*], and further subject to the restrictions and conditions set forth on [*]. Specific [*] with respect to the [*] are set forth on the [*]. Licensee (and any of its permitted sublicensees) shall comply with all such obligations. In addition, Licensee shall take any other reasonable steps requested by Amgen to ensure compliance with the [*] (including providing [*]. At Amgen’s request, Licensee shall cooperate with Amgen to secure for Licensee some or all [*] from the [*] (including by [*]), provided, however, that Licensee shall not be required to [*] than those set forth on [*]. At such time as Licensee has [*] with respect to any [*] hereunder, the [*] pursuant to this Agreement [*].

3.4.	Licensed Licensee Know-How and Patents. Licensee hereby grants Amgen [*] right and license, subject to the terms and conditions hereof, under the Licensed Licensee Know-How and Licensed Licensee Patents solely for the purpose of the development, commercialization, manufacture, use and sale of Licensed Products outside the Territory (and within the Territory, in any Amgen Indications) for all uses, and inside and outside the Territory, for performing its obligations hereunder, including any supply obligations with respect to Licensed Products. Such license shall include the right to sublicense [*] provided, however, that: (i) any sublicensee shall be required to enter into a written agreement obligating it to maintain the confidentiality of the Confidential Information of Licensee; (ii) Amgen shall be responsible for any disclosure of the Confidential Information of Licensee by such sublicensee in violation of the provisions of Article 10 (Confidentiality and Publications); (iii) no such sublicense shall operate to excuse Amgen’s compliance with its obligations hereunder; and (iv) Amgen shall be responsible for a breach by such sublicensee of any such obligations or prohibitions.

3.5.	Licensee Sublicensing. Licensee shall have the right to sublicense the rights granted it hereunder only with Amgen’s prior written consent, which Amgen may withhold or condition in its sole discretion. Any permitted sublicensee shall be required to enter into a written agreement obligating it to maintain the confidentiality of the Confidential Information of Amgen and Licensee shall be responsible for any disclosure of the Confidential Information of Amgen by such sublicensee in violation of the provisions of Article 10 (Confidentiality and Publications). In addition, such written agreement shall require such sublicensee to comply with the obligations and prohibitions of this Agreement relevant to the right(s) sublicensed, and Licensee shall be responsible for a breach by such sublicensee of any such obligations or prohibitions. No sublicense shall operate to excuse Licensee’s compliance with its obligations hereunder. Licensee shall have the right to distribute a Licensed Product in the Territory through reputable distributors.

3.6.

Provision of Know-How. Following [*], the Parties shall cooperate to establish procedures for the provision of Licensed Amgen Know-How to Licensee and Licensed Licensee Know-How to Amgen. During the Term, Amgen shall use reasonable efforts to provide all material Licensed Amgen Know-How to Licensee, and Licensee shall use reasonable efforts to provide all material Licensed Licensee Know-How to Amgen. In any event, each of the Parties shall provide to the other any Licensed Amgen Know-

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How or Licensed Licensee Know-How (respectively) as the other Party shall reasonably request. Notwithstanding the foregoing, Amgen shall have no obligation to provide manufacturing information to Licensee and neither Party shall have an obligation to provide information relating to any product other than the Licensed Products.

3.7.	Trademarks.

3.7.1.	Grant to Licensee. Amgen hereby grants Licensee [*] (except as otherwise expressly set forth herein (such exception to include Amgen’s co-promotion rights pursuant to Section 5.2 (Amgen Co-Promotion Right) and the transition period described in Section 14.5 (Transition Period))) right and license during the Term, subject to the terms and conditions hereof, solely to develop, commercialize, use and sell a Licensed Product in the Territory in the Licensee Indications under the same Licensed Amgen Trademarks as used by Amgen for such Licensed Product in the corresponding indications outside the Territory. Such license shall include the right to sublicense only as set forth in Section 3.5 (Licensee Sublicensing). The Parties acknowledge that the use of the Licensed Amgen Trademarks in the Territory may have commercial value to Licensee, and that Licensee shall have the right to commercialize a Licensed Product in the Licensee Indications in the Territory under the same Licensed Amgen Trademarks as utilized for such Licensed Product in such indications by Amgen outside the Territory. Should the Parties desire that a different trademark be used for Licensee Indications in the Territory, or if additional trademarks to those used outside the Territory are otherwise required, the Parties shall consult and agree upon an additional or replacement trademark (or trademarks). In addition, if the manufacture of Licensed Product for Licensee for use in the Territory materially varies from the manufacture of Licensed Product for Amgen or its Affiliates for use outside the Territory, then upon request of Amgen the Parties shall consult and agree upon a replacement trademark (or trademarks). Upon Amgen’s request, Licensee shall include an Amgen trademark designated by Amgen to Licensee in writing (e.g., “Amgen”) on all packaging, labeling, promotional and marketing materials for the applicable Licensed Product in equal prominence to those of Licensee. Amgen hereby grants Licensee a non-exclusive right and license, with the right to sublicense only as set forth in Section 3.5 (Licensee Sublicensing), during the Term, subject to the terms and conditions hereof, to use such marks solely for such purpose.

3.7.2.	Grant to Amgen. Licensee hereby grants Amgen [*] right and license during the Term to use Licensed Licensee Trademarks in connection with Amgen’s activities pursuant to Section 5.2 (Amgen Co-Promotion Right). Upon any termination or expiration of this Agreement (in its entirety or with respect to a particular Licensed Product in accordance with Section 14.2.3 (Specific Product Termination)), such license shall become perpetual, and shall include the right to use the relevant Licensed Licensee Trademarks (and the associated goodwill) in connection with the relevant Licensed Product(s) in all indications and both within and outside the Territory or, at Licensee’s option, Licensee shall have the right to assign at no charge to Amgen the relevant Licensed Licensee Trademarks (and the associated goodwill).

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3.8.	Trademark Quality Standards. Each Party shall (i) maintain such reasonable quality standards for the Licensed Amgen Trademarks (with respect to Licensee) or the Licensed Licensee Trademarks (with respect to Amgen) as it maintains for its own trademarks of a similar nature and shall comply with the other Party’s reasonable specifications and usage standards supplied to it in writing (and as may be updated by written notice from time to time); (ii) not use any Licensed Amgen Trademark (with respect to Licensee) or Licensed Licensee Trademark (with respect to Amgen) in a manner that suggests any connection with any product other than a Licensed Product or any service; and (iii) not use or display the Licensed Amgen Trademarks (with respect to Licensee) or the Licensed Licensee Trademarks (with respect to Amgen) in any manner that might dilute, tarnish, disparage or reflect adversely on the other Party or such marks. Prior to using any Licensed Amgen Trademark (with respect to Licensee) or Licensed Licensee Trademark (with respect to Amgen), the Parties shall agree upon a guideline for use of such trademarks, including the review procedure and timing. From time to time, upon request by a Party, the other Party shall provide copies of the usage of the Licensed Amgen Trademarks (with respect to Licensee) or Licensed Licensee Trademarks (with respect to Amgen) used in the marketing or promotion of a Licensed Product in order to review such usage. Amgen agrees that it shall not seek to register or obtain ownership rights in any Licensed Licensee Trademark (or confusingly similar trademark) and Licensee agrees that it shall not seek to register or obtain ownership rights in any Licensed Amgen Trademark or any trademark used by Amgen in connection with a Licensed Product outside the Territory in any indication (or confusingly similar trademark to any of the foregoing).

3.9.	Right of First Discussion. Licensee agrees that Amgen shall have a right of first discussion with respect to any Distracting Product contemplated to be outlicensed by Licensee or its Affiliate, or rights to which are contemplated to be sold or transferred to a Third Party, or for which Licensee or its Affiliate seeks a development and/or commercialization collaborator (a “Licensee Product”) for North America or Europe (or any portion thereof). Should Licensee determine to seek a licensee or collaborator in such territory for a Licensee Product, it shall give prompt written notice to Amgen thereof, and shall provide Amgen any information reasonably requested by Amgen to allow Amgen to determine its potential interest in such Licensee Product. Should Amgen, within [*] days of receipt of such notice and information, notify Licensee in writing that Amgen is interested in pursuing a potential license or collaboration, then Licensee and Amgen shall discuss such a potential transaction in good faith, and Licensee shall not discuss a potential license or collaboration with respect to such Licensee Product with any Third Party until at least [*] days after initiation of such good-faith discussions. No such license or collaboration shall be effective or binding on either Party unless and until set forth in a definitive written agreement duly executed by the Parties.

3.10.

Retained Rights and Limitations. No rights are granted to Licensee hereunder to Licensed Amgen Patents, Licensed Amgen Know-How or Licensed Amgen Trademarks outside the Licensee Indications, or outside the Territory. No rights are granted to Licensee hereunder to make or have made a Licensed Product or any other product. No rights are granted to Licensee hereunder to import or export a Licensed Product

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manufactured by Amgen or its licensee. No rights are granted herein to Licensee to control the research, development or commercialization of a Licensed Product outside the Territory. No rights to either Party’s patents, trademarks or other proprietary rights are granted pursuant to this Agreement except as expressly set forth herein, and all other rights are reserved.

3.11.	[*]. Amgen shall have the right to [*] to the Collaboration as [*] by written notice to Licensee, such notice to be given within [*]. As of the date of such notice, [*] shall be considered [*] hereunder for all purposes. Promptly following such [*], Licensee shall [*] Amgen any [*] that would have been required hereunder [*] as a [*] (including pursuant to [*] and shall reimburse to Amgen any reasonable costs incurred by Amgen with respect to [*] in the Territory subsequent to [*] (including costs of [*] in the Territory). In the event Amgen does not so [*] within the [*], then Amgen shall [*]of the [*] Licensee pursuant to Section [*]. Any such [*] shall be [*] within [*] days of the end of such [*] period.

4.	DEVELOPMENT AND REGULATORY APPROVAL

4.1.	Responsibility for Development in Licensee Indications. Licensee shall use its Reasonably Diligent Efforts to develop each Licensed Product in each Licensee Indication in the Territory. Such development shall be conducted in accordance with the then-current development plan approved by the Development Committee for such Licensed Product in such Licensee Indication. Licensee’s responsibility with respect to Licensed Products in Licensee Indications in the Territory shall include: (a) filing for and seeking Regulatory Approval for Licensed Products in the Territory for a particular Licensee Indication in the name of Licensee from the relevant Governmental Authorities; (b) identifying and carrying out all major development tasks to be conducted prior to submission of filings for Regulatory Approval of a Licensed Product in the Territory for a particular Licensee Indication and any post-approval activities to be conducted for any such Licensed Product in such Licensee Indication; (c) identifying key development objectives, expected associated resources, risk factors, timelines, decision points and relevant decision criteria; (d) carrying out all aspects of all clinical trials necessary to obtain Regulatory Approval in the name of Licensee in the Territory for each Licensed Product in each Licensee Indication (including post-approval clinical studies) including, but not limited to, (i) designing study protocols; (ii) establishing/contracting with clinical trial sites, investigators and clinical research organizations, (iii) enrolling clinical trial subjects, (iv) organizing investigator meetings, scientific meetings, advisory panel workshops and regulatory meetings, and (v) analyzing and summarizing clinical trial results; (e) performing any other additional clinical research in support of the clinical development of each Licensed Product; (f) forecasting clinical manufacturing production requirements; and (g) reporting on study design, study outcome, other communications and regulatory filings to the appropriate Governmental Authority. Licensee shall be solely responsible for its costs incurred in its development of the Licensed Products.

4.2.

Preclinical Development in Licensee Indications. Amgen shall have the first option to perform (itself or through a subcontractor) any preclinical research that is required in order to conduct development of a Licensed Product in one or more Licensee

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Indications in the Territory in accordance with this Agreement. Licensee shall give Amgen prompt written notice upon becoming aware of any such requirement. Amgen shall, promptly following receipt of such notice, notify Licensee of whether or not Amgen intends to conduct such research or, instead, shall permit Licensee to do so. Should Amgen not elect to perform such research, then Licensee shall promptly and diligently conduct such research (itself or through a subcontractor). [*] Such research shall be conducted in accordance with a research plan to be agreed in writing by Amgen and Licensee. Notwithstanding the foregoing, should [*] is reasonably likely to [*] of a Licensed Product [*] then it shall notify [*] In such case,[*] Upon the request of either Party, the Parties shall [*] of such research.

4.3.	[*] Should Licensee determine to [*] of such Licensed Product for the [*] (including with respect to [*] (e.g., [*] and including [*] Licensee shall give Amgen prompt prior written notice thereof. The Parties shall promptly meet to discuss [*]. Should Amgen agree in writing to permit the [*], the Parties shall agree on a course of action with respect to such [*] prior to undertaking any such [*] and Licensee shall conduct such [*] in accordance with any [*] by Amgen to [*] to Amgen’s [*]. Should Amgen not so agree, then Licensee shall not [*]. Upon the request of either Party, the Parties shall meet to discuss [*]

4.4.	Development in Combination. Licensee shall not, without Amgen’s prior express written consent, conduct any development of a Licensed Product in combination with any other pharmaceutical product, unless and only to the extent that Amgen is pursuing such development outside the Territory.

4.5.	Development in Amgen Indications and Outside the Territory. Amgen shall have the sole right to manage and conduct the development of the Licensed Products inside the Territory in any Amgen Indications and outside the Territory in all indications. The foregoing is without prejudice to Licensee’s payment obligations pursuant to Section 8.9 (Development Cost Sharing).

4.6.	Global Development. The Parties acknowledge that it may be in their mutual interests to integrate Licensee’s development of a Licensed Product within the Territory into Amgen’s global development plan for such Licensed Product for a particular Licensee Indication. The Parties agree to discuss in good faith where it may be appropriate to so integrate such development, and the relevant cost-sharing that will be applicable thereto. The Parties further acknowledge the mutual desire to progress Licensed Products in an effort to provide meaningful therapies to patients. While each Party acknowledges that the Licensed Products are of a developmental nature and that there is no guarantee that any or all Licensed Products will ultimately provide such benefits, the Parties express their current desire to seek to progress the Licensed Products as is reasonably prudent, in accordance with this Agreement, to provide data that can inform the Parties of the development potential of the Licensed Products.

4.7.

Sharing of Regulatory Filings. Licensee will disclose to Amgen a draft copy of any Regulatory Filing in the Territory (and any regulatory filing relating to manufacturing made by Licensee in accordance with Section 7.4 (Responsibility for Regulatory Filings with Respect to Manufacturing)) no less than [*] days prior to filing it with a Governmental Authority. Licensee will consider in good faith any comments made by

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Amgen with respect to such filings. Where documents are not in English, Licensee shall also provide an English summary. Licensee shall maintain a database which contains all clinical trial data accumulated from all clinical trials of a Licensed Product conducted by, on behalf of, or with the support of Licensee in the Territory (in a computer readable format as reasonably specified by Amgen). Upon the request of either Party, the other Party shall provide a right of reference to any requested Regulatory Filings (and any regulatory filing relating to manufacturing made by Licensee in accordance with Section 7.4 (Responsibility for Regulatory Filings with Respect to Manufacturing)) or Regulatory Approvals for a Licensed Product in the Territory, and Amgen shall provide the same such right of reference to Licensee with respect to such Regulatory Filings and Regulatory Approvals outside the Territory, in each case as reasonably necessary for the requesting Party’s development or commercialization of such Licensed Product as permitted hereunder (or, with respect to Amgen, manufacture of such Licensed Product). Notwithstanding the foregoing, Amgen shall not be required to provide to Licensee nor to allow Licensee to access (but shall provide a right of reference as set forth in Section 4.12.3 (Amgen Cooperation – Manufacturing Information) to the extent necessary) Amgen’s manufacturing information with respect to a Licensed Product or any sections of any Regulatory Filing related thereto and neither Party shall have an obligation to provide information relating to any product other than a Licensed Product.

4.8.	Quality Agreement. Promptly following [*], the quality assurance departments of Amgen and Licensee will develop and agree upon a quality agreement governing the quality and specifications of clinical Licensed Products (or, should Amgen so determine, separate quality agreements for each Licensed Product or subgroups of Licensed Products) to be supplied hereunder (with commercial product handled separately through the supply agreement to be entered into pursuant to Section 7.3 (Supply) or one or more additional quality agreements) including with respect to product quality and product complaints (to the extent not covered in a separate safety agreement entered into pursuant to Section 4.10 (Safety Agreement)) with respect to Licensed Products. The quality agreement will be documented in writing, and routinely updated by mutual written agreement of the Parties.

4.9.	Transfer of Regulatory Filing. Promptly after [*], Amgen shall transfer to Licensee all Regulatory Filings in the Territory with respect to each Licensed Product. Licensee shall not transfer title in, fail to maintain or otherwise attempt in any manner to dispose of any Regulatory Filings or Regulatory Approvals or other governmental licenses, approvals or certificates for any Licensed Product in the Territory without the prior written approval of Amgen. Notwithstanding the foregoing, Amgen shall have no obligation to transfer any Regulatory Filing if effectuating such transfer may give rise to any material delay in, or make less likely, the receipt of any Regulatory Approval or might otherwise adversely affect any such Regulatory Filing. Should any such transfer be so delayed: (i) Amgen shall take steps reasonably necessary to provide Licensee the necessary access to such Regulatory Filing; and (ii) Amgen shall thereafter transfer such Regulatory Filing at such time as such delay or adverse effect is no longer likely to occur. In particular, the Parties shall discuss the appropriate timing for the transfer of Regulatory Filings related to Vectibix.

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4.10.	Safety Agreement. Promptly following [*], the safety departments of Amgen and Licensee will develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events with respect to the Licensed Products sufficient to permit each Party, its Affiliates, permitted sublicensees and licensees to comply with Law, including, to the extent applicable, those obligations contained in U.S. Food and Drug Administration (or any successor agency) and MHLW regulations. The safety data exchange procedures will be documented in writing, and promptly updated if required by changes in Law or by agreement of the Parties.

4.11.	Adverse Event Reporting. Each Party shall be responsible for reporting to the relevant Governmental Authorities all adverse events with respect to the Licensed Products (whether within or outside the Territory), to the extent required by and in accordance with Law. Each Party will ensure that its Affiliates, permitted sublicensees and licensees, as applicable, comply with all such reporting obligations. Each Party will designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of adverse events with respect to a Licensed Product.

4.12.	Communications.

4.12.1.

Licensee Responsibility. Licensee shall have exclusive responsibility for all correspondence and for any official communication (except as Amgen may be required by Law or a Governmental Authority to communicate) regarding the Licensed Products in Licensee Indications with applicable Governmental Authorities in the Territory (other than with respect to manufacturing) (but including with respect to any aspects of manufacturing for which Licensee has assumed responsibility as expressly provided in Section 7.4 (Responsibility for Regulatory Filings with Respect to Manufacturing)). Without prejudice to the time periods relevant to Regulatory Filings pursuant to Section 4.7 (Sharing of Regulatory Filings), Licensee will supply to Amgen a copy of: (i) all such correspondence and communications to any such Governmental Authority at least [*] days prior to provision of such correspondence or communication to such Governmental Authority (or as promptly as possible where exigent circumstances make such provision impractical); and (ii) all such correspondence and communications from any such Governmental Authority within [*] days after receipt of any such correspondence. Materials provided pursuant to Section 4.7 (Sharing of Regulatory Filings) need not be re-provided pursuant to this subsection 4.12.1 (Licensee Responsibility) unless changed. Where correspondence or communications are not in English, Licensee shall also provide an English summary. Licensee shall consider in good faith any comments or suggestions made by Amgen with respect to any such communication. Amgen shall reasonably cooperate with Licensee in responding to any inquiry made by a Governmental Authority in the Territory regarding a Licensed Product in Licensee Indications, and Licensee shall reimburse all reasonable, documented, out-of-pocket expenses incurred by Amgen in connection therewith. Amgen shall be entitled to observe and participate in any discussions between Licensee and any Governmental Authority relating to any Licensed Products, and Licensee shall give Amgen [*] days prior written notice

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thereof (or prompt written notice, if [*] days notice is impractical). Should Licensee be unable to solicit Amgen’s participation in any such discussion (as, for example, with respect to a call or visit to Licensee by such Governmental Authority without notice), then Licensee shall provide Amgen prompt written notice of such communication with a summary of the discussion.

4.12.2.	Amgen Responsibility. Amgen shall have exclusive responsibility for all correspondence and for any official communication (except as Licensee may be required by Law or a Governmental Authority to communicate or as expressly provided in Section 4.12.1 (Licensee Responsibility)) regarding manufacture of the Licensed Products and regarding the Licensed Products inside the Territory in Amgen Indications and outside the Territory in all indications. With respect to correspondence and communication with Governmental Authorities relating to Licensed Products, Amgen shall use reasonable efforts to provide Licensee copies of material written correspondence as reasonably necessary to permit Licensee to comply with its relevant regulatory obligations (provided that Amgen shall not be required to disclose competitively sensitive information or manufacturing information).

4.12.3.	Amgen Cooperation – Manufacturing Information. Upon Licensee’s request, Amgen will reasonably cooperate with Licensee to make and provide copies of any direct communications by Amgen either to or from the Governmental Authorities having jurisdiction in the Territory regarding the manufacture of any Licensed Product by Amgen for supply to Licensee; provided, however, that Amgen’s obligation to provide Licensee with manufacturing and process information is limited to the circumstance where the information is reasonably required for Licensee to carry out its development and commercialization responsibilities, or access to such information is required by Law or a Governmental Authority having jurisdiction in the Territory; but Licensee shall only be entitled to use such information to the extent required by such Law or Governmental Authority or to the extent reasonably required to carry out its development and commercialization responsibilities hereunder. Amgen shall have the right to instead provide any such manufacturing information directly to the relevant Governmental Authority (including by provision of a drug master file) if such provision will satisfy such requirement (in order to better protect the confidentiality of such information).

4.13.

Recalls. The Parties shall exchange their internal standard operating procedures as to product recalls (“SOPs”) reasonably promptly after [*] and thereafter reasonably promptly after such SOPs are approved or modified. If either Party becomes aware of information about quantities of a Licensed Product supplied by Amgen to Licensee which may not conform to the specifications for such Licensed Product then in effect, or for which there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, or for which a Licensed Product itself is or is likely to be the subject of a Recall in the Territory, it shall promptly so notify the other Party and the Party having the right to control such a Recall pursuant to Section 4.13.1 (Licensee Right) or 4.13.2 (Amgen Right) shall have the right to take immediate action with notice to the other Party when the regulatory timeframes or public safety considerations

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so require. The Parties will meet (in person, by telephone or otherwise) to discuss the circumstances of any potential Recall and to consider appropriate courses of action, which courses of action with respect to a Recall shall be consistent with the internal SOP of the Party having the right to control such Recall pursuant to Section 4.13.1 (Licensee Right) or 4.13.2 (Amgen Right), and the other Party shall make available to the Party having the right to control such Recall all pertinent records which the Party having the right to control such Recall may reasonably request to assist in effecting any Recall (provided, however, Amgen shall be obligated to provide manufacturing information to Licensee only to the extent necessary for Licensee to conduct such Recall, and Amgen shall also have the right to instead provide any such manufacturing information directly to the relevant Governmental Authority (including by provision of a drug master file) as appropriate (in order to better protect the confidentiality of such information). In the event of an order of a Governmental Authority having jurisdiction in the Territory mandating a Recall, the Party having the right to control such a Recall pursuant to subsection 4.13.1 (Licensee Right) or 4.13.2 (Amgen Right) shall promptly comply with such order with written notice to the other Party.

4.13.1.	Licensee Right. Licensee shall have the sole right to control a Recall of a Licensed Product in the Licensee Indications in the Territory. Licensee shall maintain complete and accurate records of any Recall it has the right to control pursuant to this Section 4.13 (Recalls) for such periods as may be required by Law, but in any event for no less than [*]

4.13.2.	Amgen Right. Amgen shall have the sole right to control a Recall of a Licensed Product inside the Territory in any Amgen Indication and outside the Territory in all indications. Amgen shall maintain complete and accurate records of any Recall it has the right to control pursuant to this Section 4.13 (Recalls) for such periods as may be required by Law, but in any event for no less than [*]

4.14.	Cooperation Generally. Subject to the oversight of the Development Committee, the Parties shall provide each other with any cooperation reasonably requested by the other with respect to the development of a Licensed Product in the Territory.

4.15.	[*].

4.16.	[*]. The Parties acknowledge that Amgen has ongoing [*] in the Territory with respect to certain [*] other than [*] which it may have previously performed through [*]. Licensee agrees that it shall provide Amgen any [*] reasonably requested by Amgen to [*] of such [*] to Amgen or its designee and to enable [*] with such [*]. Amgen shall [*] any [*] Licensee in providing [*].

4.17.	[*]. Amgen will seek to promptly inform Licensee of any [*] and Amgen’s [*], to the extent practicable. Upon request of Licensee, during the [*] day period following notice to Licensee of [*]:

4.17.1.	Discuss [*]. Amgen will engage with Licensee in good faith discussion with respect to [*] necessary to [*] of the applicable [*]; and

4.17.2.

Discuss [*]. In addition to the discussions set forth in Section 4.17.1 (Discuss [*]), in the event: (a) Amgen [*] develop a Licensed Product in [*]; (b) Amgen causes a [*] with respect to such Licensed Product due to [*] of an [*] that

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Amgen intends to [*]; and (c) the applicable [*] is, as of the date of notice of [*] Licensed Product was [*] prior to the date of notice of [*], then, during such [*] day period, upon request of Licensee, the Parties shall also [*] with respect to [*] such [*] in the Territory.

Any [*] the Parties with respect to any of the foregoing shall be [*], and neither Party shall [*]. Notwithstanding the foregoing, if a [*] is initiated for [*] prior to [*] for such [*], then the rights set forth in [*] shall not apply, and if [*] the Agreement, neither the provisions of [*] or [*] shall apply.

4.18.	Provision of Development Information. If Amgen [*] with [*] whereby Amgen [*] with respect to a Licensed Product in [*], such [*] will [*] whereby such [*] will [*] with [*] hereunder.

5.	COMMERCIALIZATION

5.1.	Operational Control in Licensee Indications. Licensee shall have operational responsibility for commercialization of the Licensed Products in the Territory in the Licensee Indications. Licensee shall commercialize the Licensed Products in all Licensee Indications in the Territory. Such commercialization shall be conducted in accordance with the then-current commercialization plan approved by the Commercialization Committee. Licensee shall promote and commercialize the Licensed Products using only professional and well-trained employees of Licensee, and shall not utilize a contract sales organization in connection with a Licensed Product without Amgen’s prior written approval. Subject to the foregoing, with respect to Licensee Indications in the Territory, Licensee’s responsibilities shall include: (a) determination of commercial strategies (e.g., strategies for branding, product positioning, pre-launch activities (e.g., market research), launch and post-launch marketing and promotion, pricing and reimbursement and field sales force optimization); (b) determination of packaging and labeling (provided, however, that Amgen shall have the right to participate in any discussions with Governmental Authorities with respect to labeling in accordance with Section 4.12.1 (Licensee Responsibility)); (c) creation of promotional materials regarding the Licensed Products which are intended for distribution to Third Parties (including medical professionals) and to Licensee’s sales force (subject to Section 3.8 (Trademark Quality Standards)); (d) determining and conducting promotion activities; and (e) conducting sales, distribution and medical affairs activities, including booking sales (i.e., recognizing all revenues), taking orders and distributing, contracting, handling of returns, handling all aspects of order processing, invoicing and collecting, warehousing, documenting inventory and receivables, call reporting, handling data regarding sales to hospitals and other end users and handling all other customer service-related functions. Licensee shall be solely responsible for its costs incurred in its commercialization of the Licensed Products.

5.2.

Amgen Co-Promotion Right. Amgen shall have the right, on an indication-by-indication basis, upon [*] written notice to Licensee to co-promote each Licensed Product in one or more Licensee Indications in the Territory, from and [*] in the Territory. Licensee shall provide Amgen any information reasonably requested by

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Amgen to allow Amgen to consider whether to exercise such right. Should Amgen elect to co-promote a Licensed Product in one or more Licensee Indications in the Territory, it may elect to provide up to [*]%) of the details for such indication, and Amgen’s notice of exercise of its option shall specify the percentage of total details (up to such maximum) that Amgen desires to perform for such indication. The Parties shall cooperate to allocate details between them on an equitable basis in good faith, taking into account geography, settings, provider category and detailing position, as well as Amgen’s sales force composition and strategic focus in the Territory so as not to unreasonably interfere with Licensee’s commercialization activities hereunder. Licensee shall pay Amgen [*] (but not less than [*]. Amgen shall have the right to terminate its co-promotion activities by [*] days notice to Licensee, and the Parties shall cooperate to transition such activities to Licensee with a minimum of disruption. At the request of either Party, the Parties shall enter into a written agreement detailing the terms and conditions of such co-promotion effort.

5.3.	Commercialization in Amgen Indications and Outside the Territory. Amgen shall be solely responsible for the commercialization of the Licensed Products inside the Territory in Amgen Indications and outside the Territory in all indications and, in each case, the costs thereof. Licensee shall have no rights with respect thereto.

5.4.	Compliance with Laws, Regulations and Guidelines. Each Party agrees to comply with Law with respect to the development and commercialization of the Licensed Products in the Licensee Indications in the Territory. Neither Party shall be required to undertake any activity relating to the commercialization of a Licensed Product in the Territory that it believes, in good faith, may violate any Law.

5.5.	Cooperation Generally. Subject to the oversight of the Commercialization Committee, the Parties shall cooperate generally with respect to the commercialization of the Licensed Products in the Licensee Indications in the Territory.

6.	LICENSEE AND AMGEN INDICATIONS; ACTIVITIES OUTSIDE THE COLLABORATION

6.1.	Reasonably Diligent Efforts. Licensee shall use Reasonably Diligent Efforts to develop, obtain Regulatory Approval for and commercialize each Licensed Product in each Licensee Indication in the Territory.

6.2.	[*]. With respect to each of the [*], there shall be a [*] with respect to a particular Licensed Product in a given Licensee Indication would result in such [*] being [*] in the Territory no later than [*] with regard to the [*]; and, [*] with regard to the [*] and the [*], as the case may be, after the corresponding [*] (or its Affiliate or licensee) [*] with respect to the [*]. Should Licensee [*] with respect to a particular [*] during such time period, there shall [*] that Licensee [*] with respect to such Licensed Product, which [*] Licensee may [*] by [*] the [*] to [*] within: [*] with regard to [*]; and, [*] with regard to the [*] and the [*], as the case may be, of [*]. For the purposes of this Section 6.2 [*] achieved by [*] prior to [*] shall be [*]. For the purposes of this Section 6.2 [*] achieved by Amgen outside the Territory with respect to [*] prior to [*] provided by Amgen pursuant to [*] shall be deemed to have been [*].

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[*]
[*]
[*]
[*]
[*]

6.3.	[*]. If Licensee [*] in accordance with Section [*] or [*] with respect to a Licensed Product, then Amgen [*]. If Licensee [*], then Amgen shall [*] with respect to such [*]. Should Amgen provide [*] to Licensee with respect to such Licensed Product, [*] with respect to such Licensed Product upon [*], or upon such earlier point as Amgen has specified by no less than [*] days written notice to Licensee. During such [*], Licensee shall [*] with respect to such Licensed Product [*].

6.4.	[*].

6.5.	[*].

6.6.	[*].

6.7.	Additional Indications.

6.7.1.	Licensee Proposed Indications. Licensee shall develop and commercialize Licensed Products only in Licensee Indications. Should Licensee wish to develop or commercialize a Licensed Product in the Territory in an indication other than a Licensee Indication, it shall request Amgen’s written approval thereof and the Parties shall discuss in good faith expansion of the definition of Licensee Indications to include such indication. Licensee shall provide Amgen any information reasonably requested by Amgen in order to allow Amgen to understand the circumstances and relevant factors with respect to such request. Amgen shall have the right to approve or reject the expansion of such definition in its sole discretion. Should Amgen agree in writing to expand the definition of Licensee Indication to include the newly proposed indication, then such indication shall, from such point forward, be a Licensee Indication. Should Amgen not so agree, then Licensee shall not develop or commercialize such Licensed Product in the indication so proposed. Any such approved development shall be subject to [*]

6.7.2.

Amgen Developed Indications. Within [*] days after Amgen’s written request with respect to a Licensed Product in a particular indication (other than a Licensee Indication) which is then subject to actual or planned clinical development by Amgen outside the Territory, Licensee shall inform Amgen in writing of whether or not it intends to develop and commercialize such Licensed Product in the Territory in such indication. Amgen shall provide Licensee with all information reasonably requested by Licensee reasonably necessary to enable

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Licensee to make such determination. Should Licensee elect in writing to do so during such [*] day period, then such indication shall, from that point forward, be a Licensee Indication. Should Licensee notify Amgen that it does not intend to so develop and commercialize such Licensed Product for such indication (or fail to timely respond to Amgen’s request), then such indication in the Territory shall become an “Amgen Indication” with respect to such Licensed Product, and Licensee shall have no rights hereunder with respect thereto. Amgen shall have the right to develop and commercialize, itself or through one or more Third Parties, the Licensed Products in the Territory in Amgen Indications, without restriction and without payment or obligation to Licensee.

7.	MANUFACTURE AND SUPPLY

7.1.	Manufacturing Rights. No rights are granted to Licensee hereunder to manufacture a Licensed Product or to obtain a Licensed Product from any entity other than Amgen or its designee. Licensee shall not manufacture a Licensed Product or obtain a Licensed Product from any entity other than Amgen or its designee, except as expressly provided in the Clinical Supply Schedule or a supply agreement separately entered into between the Parties.

7.2.	Clinical Supply. Licensee shall obtain its requirements of Licensed Products (except for Vectibix, clinical supply for which is the subject of Section 7.3 (Supply)) for use in clinical development solely from Amgen or its designee, except to the extent expressly set forth on the Clinical Supply Schedule attached hereto. The terms for providing such clinical supply are set forth on the Clinical Supply Schedule. The Parties may determine to include in one or more commercial supply agreements to be entered into in accordance with Section 7.3 (Supply) with respect to Licensed Products provisions for clinical supply of such Licensed Products.

7.3.	Supply. The Parties (or their Affiliates) will enter into a supply agreement for the clinical and commercial supply of Vectibix. The supply agreement is attached hereto as the Vectibix Supply Agreement Schedule and shall be entered into by the Parties concurrently with the execution of this Agreement. Following the initiation of the first Phase III Trial for a Licensed Product in the Territory, upon the request of either Party, the Parties shall negotiate in good faith a commercial supply agreement for commercial supply of such Licensed Product to Licensee for use in the Territory. The terms of such commercial supply agreement shall be materially consistent with the Supply Agreement Term Sheet Schedule attached hereto.

7.4.

Responsibility for Regulatory Filings with Respect to Manufacturing. Amgen shall be solely responsible for the preparation and submission of all regulatory filings required to be filed with any Governmental Authority in the Territory with respect to the manufacture of a Licensed Product provided to Licensee by Amgen (including with respect to the use of any contract manufacturer to produce such Licensed Product on Amgen’s behalf) (the foregoing “Manufacturing Filing Responsibilities”), except to the extent that either: (i) Licensee has assumed responsibility for aspects of manufacturing pursuant to the Clinical Supply Schedule, a supply agreement between the Parties or other agreement between the Parties; or (ii) Amgen has maintained manufacturing

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responsibility but notifies Licensee that it wishes to transition Manufacturing Filing Responsibilities with respect to one or more Licensed Products to Licensee. In any of the foregoing cases, the Parties shall cooperate to transition the relevant Manufacturing Filing Responsibilities to Licensee and Licensee thereafter shall be solely responsible for the relevant Manufacturing Filing Responsibilities. Licensee shall provide Amgen any cooperation reasonably requested by Amgen in connection with any such filings, and Amgen shall reimburse all reasonable, documented, out-of-pocket expenses incurred by Licensee in connection with such cooperation.

8.	PAYMENT

8.1.	License Payments by Licensee. In consideration of the rights granted by Amgen to Licensee hereunder, Licensee shall make the following payments to Amgen;

8.1.1.	License Fee. Licensee shall pay Amgen a non-refundable, non-creditable license fee in the amount of $200,000,000, within [*] days after [*].

8.1.2.	Development Milestone Payments. Licensee shall pay Amgen the non-refundable, non-creditable development milestone payments as set forth on the Milestone Payments Schedule attached hereto, in each case within [*] days after the occurrence of the corresponding event with respect to each Licensed Product. Such milestone payments shall be payable for each Licensed Product. If a milestone payment becomes due for occurrence of a milestone event with respect to a given Licensed Product and Licensee has not paid a milestone payment listed prior in order to the milestone payment then due for such Licensed Product, then Licensee shall pay all such previously listed and unpaid milestone payments concurrently with payment of the milestone payment then due (regardless of whether or not the milestone event(s) corresponding to the previously unpaid milestone payment(s) has/have occurred with respect to such Licensed Product); provided that no milestone payments shall be due for milestone events that occurred prior to [*].

8.2.	Royalty Payments. Licensee shall pay Amgen a royalty on Net Sales during the Term for each Licensed Product. Such royalty shall be equal to the greater of the following: (a) [*]%) of Net Sales, [*]; and (b) [*]%) of Net Sales. An example of calculation of the foregoing is set forth on the Royalty Calculation Schedule.

8.3.	[*]. At such time as Licensee receives Pricing Approval in the Territory for a Licensed Product or from time-to-time thereafter as the Pricing Approval is amended, [*], given the Parties’ [*] such Licensed Product for the Territory and the relevant [*] the Territory, that: (i) the [*] Licensed Product hereunder would be predominantly [*] (i.e. the [*] of Section [*]); and (ii) due to such [*] such Licensed Product by Licensee in the Territory would [*], then it shall have the right to [*] will provide [*] all reasonable supporting information requested by [*] to enable [*] to confirm [*] Licensed Product. Such [*] shall specify the total [*] and [*] at which [*] such Licensed Product [*] and [*] shall notify [*] in writing within [*] days of [*] as to whether [*] shall either: (a) [*] such Licensed Product to [*] set forth in [*]; or (b) [*] with respect to such Licensed Product, such [*] days following [*] of [*] providing for [*].

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8.4.	[*] Not Included. The payments to be made pursuant to Section 8.2 (Royalty Payments) do not include any amounts payable pursuant to Section 8.10 ([*]) hereof or pursuant to any section of the relevant supply agreement that provides for a pass-through of third-party payment obligations similar to Section 8.10 ([*]), each of which are separately due and payable without reference to amounts paid pursuant to such Section 8.2 (Royalty Payments).

8.5.	Appropriate Measure of Value. Each of the Parties acknowledges that the value provided by the other hereunder is comprised of many related items, including intellectual property of various types, access to development and commercial expertise, clinical data and other financial and non-financial consideration and that the royalties set forth in Section 8.2 (Royalty Payments) are intended to capture such value as an aggregate. Therefore the increase, decrease or lapse of any particular items or rights shall not affect the amount of such royalty, and the Parties agree that both the amount and duration of the royalties set forth in this Article are reasonable.

8.6.	Calculation of Net Sales. In calculating Net Sales:

8.6.1.	Free Products. Any disposal of a Licensed Product at no charge for, or use of a Licensed Product without charge in, clinical or preclinical trials, given as free samples, or distributed at no charge to patients unable to purchase the same shall not be included in Net Sales.

8.6.2.	Bundled Products. Where a Licensed Product is sold in a Bundle, then for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold for an amount equal to (X÷Y) × Z, where: X is the average sales price during the applicable reporting period generally achieved for such Licensed Product (or, should more than one Licensed Product be included in a Bundle with a product other than a Licensed Product, the sum of such average sales prices for the included Licensed Products) in the Territory; Y is the sum of the average sales price during the applicable reporting period generally achieved in the Territory, when sold alone, by each pharmaceutical product included in the Bundle; and Z equals the price at which the Bundle was actually sold. In the event that a Licensed Product or one or more of the other pharmaceutical products in the Bundle are not sold separately, the Parties shall confer in good faith to determine an equitable fair market price to apply to such bundled Licensed Product.

8.7.

Reports. Beginning with the [*] Quarter after the First Commercial Sale of a Licensed Product in the Territory and thereafter for each [*] Quarter until the expiration of Licensee’s obligation to pay royalties hereunder, royalty payments and reports of the sale of each Licensed Product for each [*] Quarter will be calculated and delivered by Licensee to Amgen under this Agreement within [*] days after the end of each such [*] Quarter. Each payment of royalties will be accompanied by a report of Net Sales of each Licensed Product stating: (a) Net Sales of each Licensed Product (on a Licensed Product-by-Licensed Product basis) by or on behalf of Licensee, its Affiliates or licensees during the applicable [*] Quarter (detailed with gross invoiced amounts, deductions and Net Sales); and (b) a calculation of the royalty payment due from Licensee hereunder for such [*] Quarter. [*]. Reports will contain additional

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information as reasonably requested by Amgen to enable it to comply with its obligations to its licensors.

8.8.	No Wrongful Reductions. Licensee shall not attempt to reduce compensation rightly due to Amgen hereunder by shifting compensation otherwise payable to Licensee from a Third Party with respect to a Licensed Product to another product or service for which no royalties are payable by it hereunder.

8.9.	Development Cost Sharing. In addition to the other payments referenced herein, Licensee shall pay to Amgen a share of Amgen Development Costs for [*]:

8.9.1.	Amounts. Licensee’s share of Amgen Development Costs shall be as set forth in the below table, subject in each case to the maximum amounts described in Section 8.9.3 (Payment Caps):

[*] Year	Licensee Share
[*]	[	*]%

8.9.2.	[*]. From and after [*], Licensee shall pay to Amgen a share equal to [*]%) of Amgen Development Costs relating to [*].

8.9.3.	Payment Caps. Licensee’s payment obligations pursuant to this Section 8.9 (Development Cost Sharing) (such payment obligations “Development Cost Payments”), shall be subject to a maximum payment as set forth below for each [*] Year (each, an “Annual Maximum”). In the event that payment of a Development Cost Payment would result in payments to Amgen pursuant to such sections in excess of the Annual Maximum for the relevant [*] Year, then such Development Cost Payment shall be reduced so that the total Development Cost Payment to be paid by Licensee for such [*] Year shall equal the Annual Maximum for such [*] Year. Once the Annual Maximum is met for a given [*] Year, no further Development Cost Payment shall be payable by Licensee for such [*] Year. For the purposes of this Section 8.9.3 (Payment Caps), payments of Licensee’s share of Amgen Development Costs payable pursuant to Section 8.9 (Development Cost Sharing) shall apply against the Annual Maximum in the [*] Quarter for which such costs are invoiced, without reference to when such payments are actually paid or payable hereunder (but provided that such payments are subsequently actually paid). No excess payment obligation above the Annual Maximum for a particular [*] Year shall be carried forward to future periods. For the avoidance of doubt, Licensee’s payment obligations pursuant to Section 8.1.2 (Development Milestone Payments) shall not be subject to the Annual Maximum.

[*] Year	Annual Maximum
[*]	[	*]
[*]	[	*]
[*]	[	*]

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8.9.4.	Maximum Payments. In addition to the Annual Maximum described in Section 8.9 (Payment Caps), Licensee’s payment obligation pursuant to this Section 8.9 (Development Cost Sharing) shall be subject to a quarterly maximum as described below. In the event the amount otherwise payable pursuant to this Section 8.9 (Development Cost Sharing) with respect to a [*] Quarter (“Q1”; “Q2”; “Q3” or “Q4”, as appropriate) would exceed: [*] (each, the “Quarterly Maximum”), then Licensee shall pay only such Quarterly Maximum for the applicable [*] Quarter. No excess payment obligation above the Annual Maximum for a particular [*] Year nor above the Quarterly Maximum for a particular [*] Quarter shall be carried forward to future periods.

8.9.5.	Reports. Within [*] days after the end of each [*] Quarter, Amgen shall provide Licensee with a report specifying in reasonable detail the Amgen Development Costs incurred or paid by Amgen in such [*] Quarter, as well as any other costs for which Amgen is entitled reimbursement hereunder. Amgen Development Costs may be attributed by Amgen to either the [*] Quarter in which they are paid or incurred, but no amount shall be attributed to more than one [*] Quarter.

8.9.6.	Payments. Licensee shall pay Amgen its share of Amgen Development Costs in accordance with Section 8.12 (Payment Method) within [*] days after receiving Amgen’s report pursuant to Section 8.9.5 (Reports).

8.9.7.	Example. The Development Costs Example Schedule sets forth an example of the calculation of Licensee’s share of Amgen Development Costs.

8.10.	[*]. In addition to the other amounts payable hereunder, Licensee shall pay Amgen with respect to the [*] in accordance with the timing set forth therein for such payments or, if not specified therein, in accordance with the same time periods set forth in this Agreement for a similar type of payment. Responsibility for amounts payable in connection with [*] hereunder shall be as follows. With respect to [*] apply based upon [*], each [*] of such [*] shall be calculated based upon their [*] during the applicable period. An example is set forth as the [*] in the [*]. For [*] payable upon the [*], each Party would [*] of such [*] equal to [*] of previously achieved [*] such [*] or a [*] of such [*] equal to [*] of [*] in the relevant [*] to which such [*] applies (if such [*] was based upon [*] in a given [*]). Examples are set forth as the [*] Example in the [*]. For [*] that are [*] (e.g. [*]), Licensee shall be responsible for [*] of [*]. For [*] based on [*] (e.g., [*]), the [*] to [*] shall be responsible for [*] of the payment(s) associated with [*]. Upon the other Party [*] the [*], it shall reimburse the Party that previously was obligated to pay such [*] for either: (i) [*]) of the relevant [*], if Licensee initially was obligated to make such [*]; or (ii) [*] of the relevant [*], if Amgen initially was obligated to make such [*]. An example is set forth as the [*] in the [*].

8.11.	Cost Reimbursement. Amgen shall invoice Licensee [*] with respect to costs to be reimbursed by Licensee hereunder including pursuant to Section 4.15 [*] and Section 9.2.1.1 ([*]). Licensee shall pay such invoices within [*] days of receipt.

8.12.

Payment Method. All payments made hereunder between the Parties shall be made in U.S. Dollars except as set forth in Section 8.14 (Blocked Currency). Licensee shall pay all sums due hereunder by check, wire transfer, or electronic funds transfer (EFT) in

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immediately available funds. Each Party will promptly notify the other Party of the appropriate account information to facilitate any such payments. Regardless of the amounts of any royalties or other payments due under this Agreement or any other agreement between the Parties or their Affiliates, all amounts payable under this Agreement shall be paid in full (subject to Section 8.16 (Withholding) and Section 8.17 (VAT)).

8.13.	Audits. Licensee shall keep complete and accurate records pertaining to the development and sale of the Licensed Products in the Territory in sufficient detail to permit Amgen to confirm the accuracy of all payments due hereunder, and such records shall be open (in such form as may be available or reasonably requested by a certified public accountant in accordance with this Section 8.13 (Audits)) to inspection for [*] following the end of the period to which they pertain. Amgen shall have the right, at its own expense, to have an independent, certified public accountant, selected by it review the records of Licensee upon reasonable notice and during regular business hours. The report of such accountant shall be made available to both Parties simultaneously, promptly upon its completion. Amgen’s audit rights with respect to any [*] Year shall expire [*] after the end of such year and the books and records for any particular [*] Year shall only be subject to one (1) audit. Should the inspection lead to the discovery of a discrepancy to Amgen’s detriment, then Licensee shall pay to Amgen the amount of the discrepancy plus interest accrued at the Contract Interest Rate, compounded daily from the day the relevant payment(s) were due. Should the inspection lead to the discovery of a discrepancy to Licensee’s detriment, then Amgen shall pay to Licensee the amount of the discrepancy without interest. Amgen shall pay the full cost of the inspection unless the discrepancy is to the Amgen’s detriment and is greater than [*]%) of the amount actually paid for the audited period, in which case Licensee shall pay the cost of such inspection.

8.14.	Blocked Currency. If at any time legal restrictions in the Territory prevent the prompt remittance of any payments with respect to sales therein, Licensee shall have the right and option to make such payments by depositing the amount thereof in local currency to Amgen’s account in a bank or depository designated by Amgen in the Territory.

8.15.	Taxes. All Taxes levied on account of a payment made by Licensee to Amgen pursuant to this Agreement will be subject to the withholding and remittance provisions of Section 8.16 (Withholding).

8.16.

Withholding. In the event that Law requires Licensee to pay or withhold Taxes with respect to any payment to be made by Licensee pursuant to this Agreement, Licensee shall notify Amgen in writing of such payment or withholding requirements prior to making the payment to Amgen and provide such assistance to Amgen, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in Amgen’s efforts to claim an exemption from or reduction of such Taxes. Licensee will, in accordance with Law, withhold Taxes from the amount due, remit such Taxes to the appropriate tax authority, and furnish Amgen with proof of payment of such Taxes within [*] days following payment thereof. If Taxes are paid to a tax authority, Licensee shall provide such assistance to Amgen as is reasonably

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required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid.

8.17.	VAT. All payments due Amgen from Licensee pursuant to this Agreement shall be paid exclusive of any VAT (which, if applicable, shall be payable by Licensee upon receipt of a valid VAT invoice).

8.18.	Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest at the Contract Interest Rate, compounded daily, calculated on the number of days such payment is delinquent. This Section 8.18 (Late Payment) shall in no way limit any other remedies available to either Party.

8.19.	Third Party Royalties. Except as expressly set forth in Sections 8.16 (Withholding) and 8.17 (VAT), neither Party shall have the right to make any deduction from amounts otherwise payable pursuant to this Agreement on account of any royalty or other amount payable to any Third Party.

9.	INTELLECTUAL PROPERTY

9.1.	Ownership. Except to the extent expressly specified to the contrary in this Agreement: (i) each Party shall retain and own all right, title, and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created solely by such Party; (ii) the Parties shall jointly own all right, title, and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created jointly by the Parties pursuant to the Collaboration and, subject to the provisions of this Agreement (including those licenses granted pursuant to Article 3 (Grant of License)), neither Party shall have any duty to account or obtain the consent of the other Party (such consent deemed given hereunder) in order to exploit, license or assign such intellectual property rights; and (iii) inventorship and authorship of any invention or work of authorship conceived or created by either Party, or jointly by the Parties pursuant to the Collaboration, shall follow the rules of the U.S. Patent and Trademark Office and the Laws of the United States (without reference to any conflict of law principles).

9.2.	Prosecution and Maintenance.

9.2.1.	In Territory.

9.2.1.1.	[*] shall control, itself or through outside counsel reasonably acceptable to [*] and directed by [*] the preparation, filing (including filing for correction of claims or specifications), prosecution, maintenance and defense (including responses to patent office communications, any office actions, oppositions, interferences and challenges (whether before a patent authority or judicial body) related thereto) (the foregoing collectively “Patent Matters”) with respect to [*] as well as preparation and filing for any [*]

9.2.1.2.

[*] it shall give [*] reasonable notice thereof [*] and continue the prosecution or maintenance of such patent, trademark or application [*] control Patent Matters with respect to such patent, trademark or application within the [*] in accordance with this Section 9.2.1.2 [*] shall

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control, itself or through outside counsel reasonably acceptable to [*] and directed by [*] as well as preparation and filing for any [*].

9.2.2.	[*]. [*] shall control and be [*] responsible for all Patent Matters with respect to its patent rights, trademark rights and other intellectual property [*], at its sole cost and expense. [*] shall control and be solely responsible for Patent Matters with respect to [*]

9.3.	Defense and Settlement of Third Party Claims. If a [*] that a [*] by the [*], [*] shall have the sole right to [*] at its sole cost. [*] shall reasonably [*] at [*] request, and [*] shall [*] in connection therewith. Subject to such [*] may [*] any [*] pursuant to this Section 9.3 (Defense and Settlement of Third Party Claims), with [*] at its sole cost. [*] shall seek and reasonably consider [*] before [*] for such matter. Without limiting the foregoing, [*] shall keep [*] of all [*] regarding such [*], and shall provide [*] of and an [*] to [*] on any such [*] and [*]. [*] (provided that, should such [*] be reasonably necessary for [*] shall endeavor to provide such [*] to the relevant [*] or with similar [*], or otherwise make available such [*] as reasonably necessary to [*] shall not [*] hereunder without [*]. [*] shall keep [*] of all [*] this Section 9.3 (Defense and Settlement of Third Party Claims). In the event [*] becomes engaged in: [*] and, in each such case, such [*] of the other Party: [*] use reasonable efforts to [*] in such [*] (and then so [*]).

9.4.	Enforcement.

9.4.1.	In Territory. Each Party shall promptly notify the other Party in writing if it reasonably believes that any [*] are infringed or misappropriated by a Third Party in the Territory.

9.4.1.1.	[*] shall reasonably [*] at [*] request [*] in connection therewith), and [*] shall seek and reasonably [*] before [*] within the Territory and outside the Territory so as to[*]

9.4.1.2.	[*]. [*] shall seek and reasonably [*] shall keep [*] of all [*] and shall provide [*] of and an [*] (provided that [*] shall have the [*] and any [*]).

9.4.2.	[*]. [*] shall have the [*] right [*] its patent rights, trademark rights and other intellectual properties, and the Joint Patents [*] and [*] any such matters [*]

9.5.	Allocation of Recoveries. All Recoveries shall [*]. Any Recoveries that are [*] shall be allocated [*] shall have the [*] right to [*] with respect to the [*] of any [*]. After any termination or expiration of this Agreement, [*] shall have [*].

9.6.	Patent Term Extensions. Each Party shall provide reasonable assistance to the other Party in connection with obtaining SPCs for Licensed Amgen Patents consistent with the rights of the other Party to control such matters as specified in Section 9.2 (Prosecution and Maintenance). To the extent reasonably and legally required in order to obtain any such SPC in a particular country, each Party shall make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the SPC in such country.

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9.7.	Employee Agreements. Prior to [*] relating to [*] and/or [*], each [*], shall have [*] pursuant to which each such person [*], as appropriate, substantially including: [*]. It is understood and agreed that any [*] and that the [*] shall be sufficient to [*] Each Party shall [*].

9.8.	Patent Marking. Licensed Products marketed and sold by or on the behalf of Licensee hereunder shall be marked with appropriate patent numbers or indicia of Licensed Amgen Patents, to the extent permitted by Law in the Territory.

10.	CONFIDENTIALITY AND PUBLICATIONS

10.1.	Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”) (including information known by the employees of Amgen KK and/or materials in the possession of Amgen KK prior to the consummation of the transactions contemplated in the Sale and Purchase Agreement, which shall be considered the Confidential Information of Amgen). Licensee shall have no right to and shall not utilize any Confidential Information of Amgen for activities outside the Territory (including, with respect to the research, development or commercialization of any Distracting Product outside the Territory). For clarity, Confidential Information of a Party shall include, without limitation, all information and materials disclosed by such Party or its designee that (i) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (ii) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Information disclosed orally shall not be required to be identified as such to be considered Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

10.1.1.	was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;

10.1.2.	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

10.1.3.	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

10.1.4.	was independently developed by the receiving Party (without reference to or use of Confidential Information of the other Party) as demonstrated by documented evidence prepared contemporaneously with such independent development; or

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10.1.5.	was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

10.2.	Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (a) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, and (b) to the extent such disclosure is reasonably necessary or useful in conducting development under this Agreement; (ii) to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for a Licensed Product, or otherwise required by Law, provided, however, that if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it shall, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties.

10.3.	Use of Confidential Information and Amgen Data with Distracting Programs. Licensee acknowledges the value of Confidential Information and other data provided by Amgen hereunder and agrees that it shall not utilize any such information to benefit Licensee programs or products other than the Licensed Products.

10.3.1.	Ex-Territory Distracting Program. If Licensee or its Affiliate engages, after [*], in an Ex-Territory Distracting Program (including under a license or collaboration agreement with a Third Party that contemplates Licensee or its Affiliate engaging in or supporting an Ex-Territory Distracting Program), it shall provide Amgen with prompt written notice describing in reasonable detail, to the extent permitted by Law and without disclosing any proprietary information of the Ex-Territory Distracting Program, the Ex-Territory Distracting Program and its focus.

10.3.2.

Ex-Territory Distracting Transaction. In the event that Licensee enters into or agrees with a Third Party to enter into an Ex-Territory Distracting Transaction then it shall provide prompt written notice to Amgen, specifying the identity of the actual or potential Ex-Territory Distracting Affiliate(s) and describing in

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reasonable detail, to the extent permitted by Law and without disclosing any proprietary information of the Ex-Territory Distracting Program, the Ex-Territory Distracting Program and its focus.

10.3.3.	Protection of Amgen Information. In the event that Licensee or its Affiliate engages in an Ex-Territory Distracting Program as set forth in Section 10.3.1 (Ex-Territory Distracting Program) or enters into an Ex-Territory Distracting Transaction, then Licensee shall hold separate such Ex-Territory Distracting Program (including ensuring that no personnel working on the Collaboration work on an Ex-Territory Distracting Program (and vice versa), and ensuring that information from the Collaboration is sequestered from personnel working on the Ex-Territory Distracting Program (and vice versa)), and the Parties shall promptly meet to agree upon policies and procedures to be implemented to safeguard Amgen’s Confidential Information and data related to the relevant Licensed Product from misuse. Until such time as the Parties have so agreed, Amgen shall have the right to suspend provision of Confidential Information and data (including Amgen Development Data) to Licensee hereunder with respect to the applicable Licensed Product.

10.4.	[*]. From time to time, upon [*] reasonable request, [*] shall [*] relating to the foregoing, and will [*] the foregoing.

Without prejudice to the foregoing, within twenty (20) business days of the Effective Date, Licensee shall submit to Amgen the [*] this Section 10.4 [*]. If Amgen has any particular comments or suggestions thereon, Amgen and Licensee will finalize the said [*] through good faith discussion.

10.5.	Terms and Conditions Confidential. Neither Party shall disclose the terms and conditions of this Agreement except as may be required by Law. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Governmental Authority in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement, and in any event each Party shall seek reasonable confidential treatment for any public disclosure by any such Governmental Authority. Notwithstanding the foregoing, the Parties shall agree upon and release a mutual press release to announce the execution of this Agreement in the form attached hereto as the Press Release Schedule for use in responding to inquiries about the Agreement; thereafter, Licensee and Amgen may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. Each Party shall additionally have the right to issue additional press releases in regards to this Agreement and/or the Licensed Products with the prior written agreement of the other Party or as required to comply with any Law or by the rules of any stock exchange or automated quotation system (in the case of such required disclosure, by providing [*] days’ notice to the other Party and reasonably considering comments provided by such other Party within [*] days after such notice).

10.6.

Prior Agreement. This Agreement supersedes the Confidential Disclosure Agreement between the Parties dated [*] as amended and supplemented, including any written requests thereunder, (the “Prior Agreement”) with respect to information disclosed

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thereunder relating to the Licensed Products and the research and development related thereto. All confidential information exchanged between the Parties under the Prior Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Agreement.

10.7.	Publications.

10.7.1.	In Territory. Except as set forth in Section 10.7.2 (Other Publications), Licensee shall have the [*] right to publish with respect to Licensed Products in Licensee Indications in publications based in the Territory and to make scientific presentations on Licensed Products in Licensee Indications within the Territory. Except as set forth in Section 10.7.2 (Other Publications), Amgen shall have the [*] right to publish with respect to Licensed Products in Amgen Indications in publications based in the Territory, and with respect to Licensed Products in all indications in publications based outside the Territory and to make scientific presentations on Licensed Products in Amgen Indications inside the Territory, and with respect to Licensed Products in all indications outside the Territory. Any proposed publication by Licensee [*], any proposed publication by Amgen [*], any publication by Licensee [*] of [*], and any publication by Amgen [*] (each such publication a “[*] Publication”) shall be [*] the [*] to Sections 10.7.2 (Other Publications) and 10.7.3 (Oversight and Review).

10.7.2.	Other Publications. The Parties shall regularly consult and confer with respect to a global publication plan for a Licensed Product, with the understanding that Licensee shall have primary responsibility for shaping and determining the publication plan with respect to the Territory, and Amgen shall have sole responsibility for shaping and determining the publication plan outside the Territory, but with the understanding that the Parties may agree it is in their mutual scientific and/or commercial interest to allow a Party to publish or present a Secondary Publication. [*]

10.7.3.	Oversight and Review. Except as required by Law or court order, with respect to any publication or presentation concerning the activities to be conducted in the Territory hereunder with respect to a Licensed Product, including studies or clinical trials carried out by a Party under this Agreement, or any Secondary Publication, the Party desiring to publish or present any such publication or presentation (the “Publishing Party”): (i) shall transmit to the other Party (the “Reviewing Party”) for review and comment a copy of the proposed publication or presentation, at least [*] days prior to the submission of the proposed publication or presentation to a Third Party; (ii) shall postpone the publication or presentation for up to an additional [*] days upon request by the Reviewing Party in order to allow the consideration of appropriate patent applications or other protection to be filed on information contained in the publication or presentation; (iii) upon request of the Reviewing Party, shall remove all Confidential Information of the Reviewing Party from the information intended to be published or presented; and (iv) shall consider all reasonable comments made by the Reviewing Party to the proposed publication or presentation. [*].

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10.8.	Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (iv) intend that after [*] both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

11.	REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1.	Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:

11.1.1.	As of [*], it is duly organized and validly existing under the Laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

11.1.2.	As of [*], this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge as of [*] violate any Law; and the person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action;

11.1.3.	To its knowledge, as of [*] no government authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority, under Law, is or shall be necessary for, or in connection with, the entering into of this Agreement or the transaction contemplated by this Agreement, or (except for MHLW or other regulatory approvals, licenses, clearances and the like necessary for the research, development, manufacture, sales or marketing of pharmaceutical products and except for any required filing with the United States Securities and Exchange Commission) for the performance by it of its obligations under this Agreement;

11.1.4.	[*];

11.1.5.	As of [*], it has not been debarred or the subject of debarment proceedings by any Governmental Authority;

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11.1.6.	It has not granted as of [*] any right to any Third Party relating to any patent, trademark or other proprietary right that conflicts with the rights granted to the other Party hereunder;

11.1.7.	As of [*], it has not knowingly used in connection with the research, development, manufacture or commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any Governmental Authority;

11.1.8.	It has carried out its activities materially in accordance with Law (including relevant Laws relating to economic sanctions and bribery); and

11.1.9.	It has not knowingly misappropriated any trade secret(s) of a Third Party in connection with the performance of its activities hereunder.

11.2.	Amgen Representations and Warranties. Amgen hereby represents that, as of [*]:

11.2.1.	Amgen has provided Licensee with [*] with respect to the Licensed Products, and has [*] information relating to [*] that are [*] relevant Licensed Product [*] provided to Licensee;

11.2.2.	Amgen has disclosed to Licensee [*] as set forth on the [*] Schedule, and has [*] Licensee with [*] that are [*] Licensed Product [*];

11.2.3.	The [*] Schedule sets forth a list that, to the best of Amgen’s knowledge, is materially true and complete of all [*] with respect to the [*] and corresponding [*] outside the Territory, and of [*] of the [*] or corresponding [*] outside the Territory; and

11.2.4.	Except as referenced on the [*] Schedule, to the best of Amgen’s knowledge Amgen has not [*] which [*] that the [*] in the Territory [*] of such [*], or which [*] that the [*] of an [*] of [*], which [*] to an [*] in the Territory.

11.3.	Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 11 (Representations, Warranties and Covenants), LICENSEE AND AMGEN EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COLLABORATION, THE LICENSED AMGEN PATENTS, LICENSED AMGEN TRADEMARKS, LICENSED AMGEN KNOW-HOW, LICENSED LICENSEE PATENTS, LICENSED LICENSEE TRADEMARKS, LICENSED LICENSEE KNOW-HOW, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

11.4.	Covenants. Each of the Parties hereby covenants to the other Party as follows:

11.4.1.	It shall not knowingly use in connection with the research, development, manufacture or commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any Governmental Authority;

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11.4.2.	It shall carry out its activities hereunder in compliance with Law (including relevant Laws relating to economic sanctions and bribery);

11.4.3.	It shall not misappropriate any trade secret(s) of a Third Party in connection with the performance of its activities hereunder; and

11.4.4.	It shall not grant any right to any Third Party that conflicts with the rights granted to the other Party hereunder.

12.	LIMITATIONS OF LIABILITY; INSURANCE

12.1.	Limitations of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. The limitations set forth in this Section 12.1 (Limitations of Liability) shall not apply with respect to (i) either Party’s indemnification obligations under Article 13 (Indemnification), (ii) breach of Section 4.4 (Development in Combination), 10.1 (Confidentiality; Exceptions), 10.2 (Authorized Disclosure), or (iii) gross negligence or intentional misconduct of a Party.

12.2.	Insurance. During the Term and for [*] thereafter each Party shall obtain and maintain comprehensive general liability insurance covering its obligations and activities hereunder, including products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers in a form and at levels as customary for a company of its size in the pharmaceutical industry in the Territory (or reasonable self-insurance sufficient to provide materially the same level and type of protection).

13.	INDEMNIFICATION

13.1.

Indemnity. Subject to the remainder of this Article 13 (Indemnification), Licensee shall defend, indemnify, and hold harmless Amgen, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Amgen Indemnitees”), at Licensee’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Amgen Indemnitees until such time as Licensee has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (other than a shareholder derivative suit or like action) (collectively, “Claims”) brought against any Amgen Indemnitee, by a Third Party to the extent such Losses result from (i) the negligence or willful misconduct of Licensee, its Affiliates or agents in performing under this Agreement, (ii) a breach by Licensee of this Agreement, including any failure of Licensee’s representations or warranties in Section 11.1 to be true, or (iii) Licensee’s, its Affiliate’s or its licensee’s (other than Amgen, its Affiliates or its licensees) development or commercialization of a Licensed Product but excluding such Losses to the extent they arise from (y) or (z) below. Subject to the remainder of this Article 13

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(Indemnification), Amgen shall defend, indemnify, and hold harmless Licensee, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), at Amgen’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Licensee Indemnitees until such time as Amgen has acknowledged and assumed its indemnification obligation hereunder with respect to the applicable Claim) arising out of any Claim brought against any Licensee Indemnitee, by a Third Party to the extent such Losses result from (y) the negligence or willful misconduct of Amgen, or its Affiliates or agents in performing under this Agreement, or (z) a breach by Amgen of this Agreement, including any failure of Amgen’s representations or warranties in Section 11.1 (Mutual Representations and Warranties) to be true, but excluding such Losses to the extent they arise from (i), (ii), or (iii) above. The indemnification obligations of this Article 13 shall not apply to commercial supply obligations or the obligations under the Vectibix supply agreement to be entered into concurrently herewith; any indemnification obligations related to commercial supply (or clinical supply of Vectibix) shall be handled under the supply agreements to be entered into pursuant to Section 7.3 (Supply).

13.2.	Claim for Indemnification. Whenever any Claim or Loss shall arise for which a Licensee Indemnitee or an Amgen Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 13 (Indemnification), the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 13.2 (Claim for Indemnification) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and shall promptly assume defense thereof at its own expense. The Indemnified Party shall not settle or compromise any Claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall the Indemnifying Party settle any Claim without the prior written consent of the other Party if such settlement does not include a complete release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money, would bind or impair the other Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the other Party is invalid or unenforceable. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and shall make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information shall be subject to Article 10 (Confidentiality and Publications).

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14.	TERM AND TERMINATION

14.1.	Term. This Agreement shall come into effect as of the Effective Date and shall remain in effect until terminated in accordance with this Article 14 (Term and Termination).

14.2.	Termination. This Agreement may be terminated as follows:

14.2.1.	Termination for Breach. If either Party believes that the other Party or its Affiliate is in material breach of this Agreement, then such Party may deliver notice of such material breach (specifying the nature of the breach in reasonable detail) to the other Party. In such written notice, the noticing Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such material breach (if curable). If the breaching Party (or its Affiliate) fails to cure such material breach within [*] days after the receipt of such notice (or [*] days with respect to any failure to pay amounts due hereunder), then the other Party shall be permitted to terminate this Agreement by written notice given within [*] days after the end of such cure period and effective upon delivery;

14.2.2.	Termination for Challenge. Amgen shall have the right to terminate this Agreement by written notice to Licensee should Licensee, its Affiliate or its or their licensee bring or join any challenge to the validity or enforceability of any Licensed Amgen Patent or Licensed Amgen Trademark;

14.2.3.	Specific Product Termination. This Agreement may terminate with respect to a particular Licensed Product in accordance with Section 6.3 (Termination), Section 8.3 ([*]), Section 14.2.5 [*] or Section 15.1 (Change of Control);

14.2.4.	All Product Termination. This Agreement shall automatically terminate upon any termination of this Agreement with respect to all Licensed Products in accordance with Section 6.3 [*] or Section 15.1 (Change of Control); and

14.2.5.	[*]. In the event a [*] Licensed Product [*] of the [*] it would [*] Licensee to [*], then Licensee shall [*] that [*] in the Territory until such time as [*] Licensed Product [*]. Similarly, if a [*] occurs for a Licensed Product [*], and in [*] it would not [*], then Licensee shall [*], upon [*] (provided, however, that during such [*]; Amgen shall [*]. For clarity, Licensee shall not have the right to [*] under this Section 14.2.5 [*] if the reason for the [*], as the case may be, is [*] and does not [*].

14.3.	Effect of Termination. Expiration or termination of this Agreement (whether as a whole, or with respect to a particular Licensed Product) shall have the following effects with regard to the relevant Licensed Product(s):

14.3.1.	General. In the event of any termination or expiration of this Agreement [*]. Any termination or expiration of this Agreement shall be without prejudice to any other right or remedy to which a Party may be entitled. Upon termination or expiration of this Agreement, [*]

14.3.2.	Development Cost Share. In the event of termination by [*] under Sections [*] pursuant to [*] with respect to [*] shall survive. In the event of termination by [*] or by [*] shall continue to [*] pursuant to [*] only with respect to [*] attributable to [*]

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14.4.	Additional Surviving Provisions. In addition and without prejudice to the provisions of Section 14.3 (Effect of Termination), in the event of any expiration or termination of this Agreement the following provisions shall survive: Articles 10 (Confidentiality and Publications) (except with respect to Section 10.7 (Publications)); 12 (Limitations of Liability; Insurance); 13 (Indemnification); 14 (Term and Termination) and 16 (Miscellaneous); and Sections 3.4 (Licensed Licensee Know-How and Patents); 6.6 ([*]) ([*]); 8.1.1 (License Fee); 8.1.2 (Development Milestone Payments) (with respect to milestones reached prior to such expiration or termination); 8.2 (Royalty Payments) through 8.8 (No Wrongful Reductions) (inclusive) (with respect to sales made prior to such expiration or termination); 8.10 ([*])(with respect to amounts incurred prior to such expiration or termination); 8.11 (Cost Reimbursement) through 8.19 (Third Party Royalties) (inclusive); 9.1 (Ownership); 9.5 (Allocation of Recoveries) (with respect to periods prior to termination); and 11.3 (Disclaimer of Warranties).

14.5.	Transition Period. During the twelve (12) month period [*] pursuant to Section [*] (Termination) or another provision of this Agreement, ([*]) (the “Transition Period”), the Parties shall[*] and, if applicable, manufacture of,[*] Licensee shall take all actions [*] to facilitate [*], and the Parties shall [*] expeditiously and as reasonably necessary to [*] in the Territory. The Parties shall each be responsible for [*] provided that, in the event of [*] Amgen shall [*]

15.	CHANGE OF CONTROL

15.1.	Change of Control. Licensee shall give Amgen written notice within [*] days after the public announcement or disclosure of any proposed Change of Control of Licensee. In the event of the occurrence of any Change of Control of Licensee: (i) [*]) and, (ii) Amgen shall have the right to [*]. Upon such notice: Amgen shall have the right, by written notice to Licensee, to [*] Licensed Products in [*]. In such case, Licensee shall [*], subject to [*]. In particular: (a) Amgen shall [*] Licensed Products, and shall [*]; (b) Amgen shall [*] with respect to such Licensed Products; (c) Amgen shall [*] all [*] Licensed Products, and the sole right to [*] relating to such Licensed Products; and (d) Amgen shall [*] Licensed Products in the Territory. In addition, should the Change of Control of Licensee result in Licensee becoming an Affiliate of a Party that is [*], then, without prejudice to Sections 6.4 ([*]) through 6.6 ([*]) (inclusive), Amgen shall have the right to [*]. In addition, should such Change of Control involve [*], Amgen shall have the right to [*] written notice to Licensee, such notice to be given not later than [*].

16.	MISCELLANEOUS

16.1.	Affiliates. Amgen shall have the right to exercise its rights and perform its obligations hereunder through its Affiliates (including by licensing rights hereunder where such rights are held in the name of any such Affiliate), provided Amgen shall be responsible for such Affiliates’ performance hereunder.

16.2.

Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Law, general succession or otherwise) by Licensee without the prior written consent of Amgen. Amgen may assign

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this Agreement, and its rights and obligations hereunder without prior written consent to any Affiliate or, with prior notice, in connection with the transfer or sale of all or substantially all of the business of Amgen to which this Agreement relates. Amgen shall have the right to assign its rights and delegate its obligations under this Agreement with respect to one or more Licensed Products to a Party or Parties to which Amgen licenses or transfers rights with respect to such product(s) outside the Territory. Any assignment not in accordance with this Agreement shall be void. Subject to the foregoing, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

16.3.	Choice of Law. This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of California without regard to its conflicts of law provisions.

16.4.	Construction. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction shall be applied in the interpretation hereof. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s permitted successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. This Agreement has been executed in English, and the English version of this Agreement shall control.

16.5.	Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

16.6.

Currency. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. Dollars, such Net Sales invoiced or expenses incurred shall be converted into the U.S. Dollar equivalent using a rate of exchange which corresponds to the rate used by whichever of Licensee or Amgen (or an Affiliate of one of them) recorded such

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receipt or expenditure, for the respective reporting period, related to recording such Net Sales or expenses in its books and records that are maintained in accordance with GAAP. If a Party is not required to perform such currency conversion for its GAAP reporting with respect to the applicable period, then for such period such Party shall convert its amounts received and expenses incurred into U.S. Dollars using a rate of exchange which corresponds to [*] buying rate as published in the Wall Street Journal, Eastern U.S. Edition on [*] day of the [*] Quarter (or such other publication as agreed-upon by the Parties). Any royalty amount shall be calculated based upon the U.S. Dollar equivalent calculated in accordance with the foregoing.

16.7.	Entire Agreement. This Agreement, including the attached Appendices, Schedules and Exhibits constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same. The foregoing is without prejudice to the Parties’ rights and obligations pursuant to the Sale and Purchase Agreement, License Agreement relating to AMG706, and the Vectibix Supply Agreement, each executed concurrently herewith.

16.8.	Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect) and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.

16.9.	Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

16.10.	Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

16.11.

Jurisdiction and Venue. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of California (“State Court”) and the courts of the United States of America located in the State of California (“Federal Court”), for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or out of any transaction contemplated hereby. Each Party agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth in Section 16.13 (Notices) (as such address may be changed by notice delivered pursuant to such section) shall be effective service of process for any action, suit or proceeding in the applicable Federal Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section 16.11

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(Jurisdiction and Venue). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Federal Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Any action brought arising out of or relating to this Agreement or out of any transaction contemplated hereby shall be conducted in English. Notwithstanding the foregoing, either Party shall have the right to seek exigent, injunctive or temporary relief in any court of competent jurisdiction. Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Except as may be expressly set forth to the contrary herein (including in Section 12.1 (Limitations of Liability) hereof), nothing in this Agreement shall serve to limit any remedy to which a Party might otherwise be entitled, at law or in equity.

16.12.	No Set-Off. No Party shall have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates).

16.13.	Notices. Any notice required or permitted to be given by this Agreement shall be in writing, in English, and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Amgen:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799
Attention: Corporate Secretary
Telephone: 805-447-1000
Facsimile: [*]

If to Licensee:	Takeda Pharmaceutical Company Limited
1-1, Doshomachi 4-chome, Chuo-ku
Osaka 540-8645, Japan
Attention: General Manager, Global Licensing & Business Development
Telephone: [*]
Facsimile: [*]

Any such notice shall be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 16.13 (Notices).

16.14.

Reimportation. Licensee shall undertake all steps necessary to prevent any Licensed Product provided to or made for or on behalf of Licensee for use or sale inside the Territory from being distributed or sold outside the Territory, except where Amgen and Licensee agree that the exporting person or entity is in possession of all regulatory

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authorizations and intellectual property licenses necessary for such export, import and sale. Licensee shall notify Amgen if it becomes aware of the exportation of a Licensed Product from the Territory and discuss with Amgen the same.

16.15.	Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Licensee and Amgen as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

16.16.	Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.17.	Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnitees or Licensee Indemnities in Article 13 (Indemnification), there are no third party beneficiaries intended hereunder and no Third Party shall have any right or obligation hereunder.

16.18.	Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

*********

(Signature page follows)

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		AMGEN INC.

By:	/s/ Yasuhiko Yamanaka	By:	/s/ Kevin W. Sharer
Name:	Yasuhiko Yamanaka	Name:	Kevin W. Sharer
Title:	Director General Manager, Pharmaceutical Marketing Division	Title:	Chairman of the Board, CEO and President

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